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EXHIBIT 10.1
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[*CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS
DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK [*], HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

                        EXCLUSIVE DISTRIBUTION AGREEMENT
                        --------------------------------


         This EXCLUSIVE DISTRIBUTION AGREEMENT ("AGREEMENT") is made and entered into effective as of November 9, 2006 (the "EFFECTIVE DATE") by and between Inamed Medical Products Corporation ("ALLERGAN"), a wholly owned subsidiary of Allergan, Inc., a Delaware corporation, whose principal office is at 2525 Dupont Drive, Irvine, California 92612, and Ivivi Technologies, Inc. ("IVIVI"), a New Jersey corporation whose principal office is at 224-S Pegasus Avenue, Northvale, New Jersey 07647.

                                    RECITALS

         A. Ivivi has developed a pulsed electromagnetic field generating device commonly known as SofPulse(R).

         B. Ivivi desires to grant Allergan the exclusive right to distribute and sell SofPulse(R), and all Improvements, line extensions and future generations of such device, worldwide in the Field (as defined below).

         C. Ivivi and Allergan desire to enter into this Agreement in order to set forth the terms and conditions of such distribution right and all other rights and obligations of the parties relating thereto.


         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         1.1 "ACT" shall mean the United States Food, Drug and Cosmetic Act and the regulations promulgated thereunder, as amended from time to time.

         1.2 "AFFILIATES" shall mean, with respect to either party, those entities controlled by, in control of, or under common control with such party. A corporation or non-corporate business entity shall be regarded as in control of another corporation or business entity (i) if it owns or directly or indirectly controls a majority of the voting stock of the other corporation, or
(ii) in the absence of the ownership of a majority of the voting stock of a corporation or in the case of a non-corporate business entity, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate business entity, as applicable.

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         1.3 "AFFILIATED PARTIES" means, in respect of any specified party, all
Affiliates, directors, officers, employees, agents and representatives of such party.

         1.4 "APPLICABLE MARKET" shall mean the American Stock Exchange or any other exchange or market on which Ivivi securities are then traded or listed.

         1.5 "BANKRUPTCY CODE" shall mean the Federal Bankruptcy Act and the regulations promulgated thereunder, as amended from time to time.

         1.6 "CANADIAN MARKETING CLEARANCE" shall mean any and all approvals, including but not limited to, clearances, licenses, certifications, exemptions, labeling approvals, product and/or establishment licenses, registrations or authorizations of any regulatory agency, department, bureau or other government entity, necessary for the commercial use, storage, importation, exportation, transport or sale of the Product in Canada. Pricing and reimbursement approvals shall be deemed to be included in the foregoing definition to the extent applicable, in which case Ivivi shall make commercially reasonable efforts to obtain such approvals.

         1.7 "EU" shall mean the European Union.

         1.8 "EU MARKETING CLEARANCE" shall mean any and all approvals, including but not limited to, clearances, licenses, certifications, exemptions, labeling approvals, product and/or establishment licenses, registrations or authorizations of any regulatory agency, department, bureau or other government entity, necessary for the commercial use, storage, importation, exportation, transport or sale of the Product in the EU. Pricing and reimbursement approvals shall be deemed to be included in the foregoing definition to the extent applicable, in which case Ivivi shall make commercially reasonable efforts to obtain such approvals.

         1.9 "FAILURE TO SUPPLY" shall have the meaning set forth in SECTION
4.3.

         1.10 "FDA" shall mean the Food and Drug Administration of the U.S. Department of Health and Human Services.

         1.11 "FIELD" shall mean directly or indirectly to or through any third party including, without limitation, consumers, patients, users or health care professionals of any specialty, who may use, sell or purchase the Product in conjunction with any aesthetic or bariatric procedure, including but not limited to the following markets: plastic surgery, facial plastic surgery, ocular plastic surgery, cosmetic surgery, reconstructive surgery, dermatologic surgery, maxillofacial surgery, dermatology, oral surgery (cosmetic related), and bariatric surgery.

         1.12 "FISCAL QUARTER" shall mean any of the four periods defined as follows: The first Fiscal Quarter commences on January 1. The second, third and fourth Fiscal Quarters commence on the day following the end of the preceding Fiscal Quarter. The first, second, and third Fiscal Quarters end on the last Friday of the respective calendar quarters of each year. The fourth Fiscal Quarter ends on December 31.

         1.13 "FIRST COMMERCIAL SALE" shall have the meaning set forth in
SECTION 5.6

         1.14 "FORECAST" shall have the meaning set forth in SECTION 4.2(a).

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         1.15 "GMP/QSR REGULATIONS" shall mean the Good Manufacturing
Practices/Quality System Regulations set forth in 21 C.F.R. Part 820.

         1.16 "GOVERNMENTAL HEALTH AUTHORITY" shall mean, with respect to any country, any and all governmental or regulatory bodies or authorities having the authority to approve the import, storage, export, transport, manufacture, sale and use of the Product.

         1.17 "IMPROVEMENT" shall mean any adaptation, change, redesign, improvement, refinement or modification to the Product or the Specifications therefor or the method or process of manufacture or production of the Product.

         1.18 "INTELLECTUAL PROPERTY" shall mean all patents, trademarks, trade names, service marks, trade dress, trade secrets, and copyrights, including, without limitation, any renewal, extension or other rights therefor, and applications, provisionals, divisionals, reexaminations, continuations in part, divisions, continuations, reissues, additions, substitutions and registrations for any of the foregoing and all corresponding foreign patents and patent applications of each of the foregoing, technical information, devices, processes, procedures, discoveries, techniques, formulae, software, designs, drawings, data, trade secret, methods, protocols, products, apparatuses and other materials, compositions, mask works, domain names, schematics, manufacturing processes, know-how, moral rights, software programs or applications, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans, customer and supplier lists and information, and all other intellectual property or proprietary rights.

         1.19 "IVIVI INTELLECTUAL PROPERTY" shall mean all Intellectual Property and Patents related to or used in connection with or embodied in the Product including, without limitation, the development, manufacture, processing, packaging, use or sale of the Product.

         1.20 "LICENSE" shall have the meaning set forth in SECTION 3.1.

         1.21 "MANUFACTURING COST" shall mean [*]. Allergan is aware that ADM is Ivivi's largest shareholder and is currently the exclusive manufacturer of Ivivi's products, including the Product. Ivivi agrees that, commencing [*], it will contact at least [*] reputable manufacturers (selected after reasonably considering suggestions from Allergan) per year ("Bidders") to determine whether Ivivi can obtain a better price for the Product from a different manufacturer. [*]. Ivivi represents and warrants that its agreement with ADM allows Ivivi to terminate exclusivity in the event that ADM refuses to match any such lower price, and Ivivi agrees that it will not amend any agreement with ADM in any way, without the prior written consent of Allergan, if such amendment may adversely affect the timing of deliveries to Allergan or the price paid by Allergan for the Product. Without limiting the generality of the foregoing, Ivivi agrees that it shall not amend any terms affecting pricing including, without limitation, the margin to be paid for the Product by Ivivi (I.E., the percentage charged by ADM to Ivivi in excess of ADM's direct costs), which is currently twenty percent (20%), without the prior written consent of Allergan.

         1.22 "MANUFACTURING LICENSE PERIOD" shall have the meaning set forth in
SECTION 4.3.

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         1.23 "NET SALES" means [*].

         1.24 "PATENTS" shall mean the patents set forth on SCHEDULE E, including, without limitation, any new or future patents relating to the Product in the Field and any renewal, extension or other rights therefor and applications, provisionals, divisionals, re-examinations, continuations in part, divisions, continuations, reissues, additions, substitutions and registrations for any of the foregoing and all corresponding foreign patents and patent applications of each of the foregoing.

         1.25 "PRODUCT" shall mean the SofPulse(R) product and the Torino(TM) product and any other products that are useful for prevention or treatment of [*] or with uses within the Field, including all Improvements, line extensions and future generations of any of the foregoing.

         1.26 "REGULATORY APPROVAL" shall mean EU Marketing Clearance, Canadian Marketing Clearance or U.S. Marketing Clearance, as applicable, or with respect to the Product in any other country or jurisdiction, all other registrations, approvals (including, but not limited to, labeling approvals), licenses (including, but not limited to, product and/or establishment licenses) and authorizations by a Governmental Health Authority required for the marketing, importation, exportation, transport, storage, manufacture, commercial use and sale of the Product in such country. Pricing and reimbursement approvals shall be deemed to be included in the foregoing definition to the extent applicable, in which case Ivivi shall make commercially reasonable efforts to obtain such approvals.

         1.27 "REMEDIAL ACTION" shall have the meaning ascribed thereto in
SECTION 10.4.

         1.28 "SPECIFICATIONS" shall mean the specifications for the Product, including the design, composition, output, product safety assurance, manufacture, packaging, and/or quality control of the Product, as set forth on SCHEDULE B attached hereto and made a part hereof, as the same may hereafter be modified or updated by mutual agreement in writing to address Improvements, line extensions and future generations of the Product and any other products that are useful for prevention or treatment of [*] or with uses within the Field.

         1.29 "TERRITORY" shall mean the world.

         1.30 "TRADEMARKS" shall mean the trademarks owned by Ivivi as set forth on SCHEDULE F.

         1.31 "TRANSFER PRICE" shall have the meaning ascribed thereto in
SECTION 5.1.

         1.32 "UNIT" shall mean an individual item of Product. For the avoidance of doubt, a Unit may be comprised of two items of the Product if packaged to be sold or marketed as one SKU, such determination regarding the SKU to be made at Ivivi's reasonable discretion. For example, currently, two items of the Product are packaged together as one SKU for use in breast-related treatments and therefore constitute one Unit.

         1.33 "U.S. MARKETING CLEARANCE" shall mean any governmental approvals, including but not limited to, FDA approval, clearances, certifications, exemptions, labeling approvals, licenses (including, but not limited to, product and/or establishment), registrations or authorizations of any regulatory agency,

                                       4
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department, bureau or other government entity, necessary for the commercial use, storage, importation, exportation, transport or sale of a Product in the United States. Pricing and reimbursement approvals shall be deemed to be included in the foregoing definition to the extent applicable, in which case Ivivi shall make commercially reasonable efforts to obtain such approvals.

                                    ARTICLE 2
                      APPOINTMENT AS EXCLUSIVE DISTRIBUTOR

         2.1 SCOPE.

                  (a) Ivivi grants to Allergan and its Affiliates the exclusive (even as to Ivivi) right to directly and indirectly through others, market, sell and distribute the Product in the Field in the Territory. Notwithstanding the foregoing, Allergan shall market, sell and distribute the Product only in the "MARKETING TERRITORY" initially defined as those countries and jurisdictions set forth in SCHEDULE C-1 hereto but also including additional countries and jurisdictions as expanded in accordance with this Agreement.

                  (b) In the event that Allergan wishes to market, sell or distribute the Product in any other country or jurisdiction, it shall so notify Ivivi (the "ALLERGAN NOTIFICATION") at least forty-five (45) days prior to commencing such activity in such country or jurisdiction. Unless Ivivi provides Allergan a written opinion of mutually agreed upon counsel, during such forty-five (45) day period after the Allergan Notification, that Regulatory Approval of the Product must be obtained in such country or jurisdiction in order to market, sell or distribute the Product, then such country or jurisdiction shall be deemed to be expressly included in the Marketing Territory. If Ivivi delivers such written opinion to Allergan with respect to any country or jurisdiction, then Ivivi shall then use commercially reasonable efforts to obtain all approvals necessary to market, sell and distribute the Product in such country or jurisdiction as soon as possible, and in any event no later than one hundred eighty (180) days from the date of the Allergan Notification (a "DUE DATE"). If Ivivi has diligently pursued and made commercially reasonable efforts to obtain the necessary approvals but such approval is not obtained on or prior to the applicable Due Date through no fault, action or inaction of Ivivi, then the parties shall negotiate in good faith to determine a mutually acceptable extension of the Due Date. Each such country or jurisdiction shall be deemed to be expressly included in the Marketing Territory on the date the approvals have been obtained. For purposes of this Agreement, if a party is required to obtain or provide a written opinion of mutually agreed upon counsel, the other party shall not unreasonably withhold consent or agreement with respect to the selection of such counsel.

                  (c) Within forty-five (45) days of the Effective Date, Ivivi shall provide a written opinion of mutually agreed upon counsel if Regulatory Approval of the Product must be obtained in the countries or jurisdictions set forth in SCHEDULE C-2 in order to market, sell or distribute the Product. Unless Ivivi provides Allergan a written opinion of mutually agreed upon counsel within such forty-five (45) day period with respect to any such country or jurisdiction set forth on SCHEDULE C-2, then such country or jurisdiction shall be deemed to be expressly included in the Marketing Territory. If Ivivi delivers such written opinion to Allergan within such forty-five (45) day period with respect to any


                                       5
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country or jurisdiction set forth on SCHEDULE C-2, then Ivivi shall use commercially reasonable efforts to obtain all necessary approvals to market, sell and distribute the Product in such country or jurisdiction as soon as possible, and in any event no later than one hundred eighty (180) days from the Effective Date (the "C-2 DUE DATE"). If Ivivi has diligently pursued and made commercially reasonable efforts to obtain the necessary approvals but such approval is not obtained on or prior to such C-2 Due Date through no fault, action or inaction of Ivivi, then the parties shall negotiate in good faith to determine a mutually acceptable extension of the C-2 Due Date. Each such country or jurisdiction shall be deemed to be expressly included in the Marketing Territory on the date the approvals have been obtained.

                  (d) Ivivi shall keep Allergan informed and consult with Allergan of all activities related to obtaining any and all such approvals and reasonably cooperate and take such actions as Allergan may request with respect thereto. Ivivi shall promptly notify Allergan upon attaining such approvals.

                  (e) If (i) Allergan is required by law to discontinue or, in the written opinion of mutually agreed upon counsel retained by Allergan, should discontinue the marketing, sale or distribution of the Product in any jurisdiction because of a reason related to the Product or (ii) Ivivi provides Allergan an opinion of mutually agreed upon counsel stating that Allergan should discontinue the marketing, sale or distribution of the Product in any jurisdiction because of problems with Regulatory Approvals (any such jurisdiction pursuant to (i) or (ii), an "EXCLUDED JURISDICTION"), then effective thirty (30) days after such determination by Allergan or the receipt by Allergan of the written opinion referenced in clause (ii), as applicable, and for such time as Allergan is required to discontinue or, in the written opinion of mutually agreed upon counsel, should discontinue the marketing, sale or distribution of the Product in the Excluded Jurisdiction, Allergan shall not market, sell and distribute the Product in such Excluded Jurisdiction; provided, however, that if Allergan engaged in marketing, sale of distribution activities in the Excluded Jurisdictions at the time it discontinues such activities then Allergan shall be permitted to continue such activities for a reasonable period of time in order to wind down its activities and Ivivi shall compensate Allergan for the loss of such territory and the costs associated with discontinuing its operations. Without limiting the foregoing, in the event that the United States or any country of the European Union becomes an Excluded Jurisdiction pursuant hereto, then Ivivi shall promptly pay to Allergan, in the case of the inclusion of [*] as an Excluded Jurisdiction, [*], and, in the case of the inclusion of [*] as an Excluded Jurisdiction, [*]; provided however that, if the inclusion of [*] as an Excluded Jurisdiction is (A) due to a change in the regulatory requirements of such country and not due to any fault or action or inaction of Ivivi or (B) due to the refusal of such country to adopt, or the de-adoption by such country of, Council Directive 93-42-EEC (Medical Device Directive), then Ivivi shall pay to Allergan, in lieu of the [*] referenced above, an amount equal to [*]. The inclusion of a country as an Excluded Jurisdiction pursuant to this section (because of problems with Regulatory Approvals), which inclusion is not due to any fault involving action or inaction of Ivivi, shall not be deemed to be a breach of this Agreement so long as Ivivi is continuing to make commercially reasonable efforts to correct such inclusion if the country being included as an Excluded Jurisdiction is [*].

                  (f) In the event that Allergan wishes to market, sell or distribute the Product in any country or jurisdiction not set forth in SCHEDULES C-1 and C-2 (provided, however that the countries indicated with an asterisks on SCHEDULE C-2 shall be deemed not a part of SCHEDULE C-2 for purposes of this
SECTION 2.1(f)) and provides the Allergan Notification in accordance with
SECTION 2.1(b) above, if (i) during the forty-five (45) day period after the

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date of the Allergan Notification, Ivivi provides Allergan a written opinion of mutually agreed upon counsel that the marketing, sale and distribution of the Product in such country would infringe third-party intellectual property rights in such country or jurisdiction and would result in a significant likelihood of a lawsuit being brought against Ivivi or Allergan or the other persons who may be indemnified pursuant to ARTICLE 14 hereof and (ii) Allergan still wishes to market, sell and distribute the Product in that country or jurisdiction despite such written opinion of mutually agreed upon counsel, then Ivivi shall use reasonable commercial efforts to obtain a license for, or re-design the Product to be sold in such country or jurisdiction so as not to infringe, such intellectual property rights. If Ivivi cannot obtain an appropriate license or re-design the Product as necessary and Allergan still elects to market, sell and distribute the Product in such country or jurisdiction, then any indemnification to be provided to Allergan by Ivivi pursuant to ARTICLE 14 with respect to any lawsuit arising out of the marketing, sale and distribution of the Product by Allergan in such country shall be borne equally by Ivivi and Allergan. If Ivivi cannot obtain or maintain appropriate Intellectual Property protection for the Product, or cannot obtain an appropriate license or re-design the Product as necessary so as not to infringe third-party patents in such country or jurisdiction, in any country or jurisdiction in the Marketing Territory or in which Allergan has a good faith intention of marketing and selling the Product, then the royalties that would otherwise be payable under this Agreement with respect to such country or jurisdiction shall be reduced by [*].

                  2.2 EXCLUSIVITY. Ivivi represents and warrants to Allergan that Ivivi is the sole and exclusive owner of all rights related to the Product and that it has not entered into any other agreements, written or oral, with any third party permitting the sale or distribution of Product in the Field in the Territory, and covenants and agrees that during the term of this Agreement, Ivivi will not enter into any such agreement or itself sell or distribute the Product or any substantially similar product in the Field in the Territory. Allergan represents and warrants to Ivivi that neither Allergan nor its Affiliates presently manufactures, markets, sells, distributes, promotes, exploits or licenses any pulsed electromagnetic field product for post-operative use in the Field. Furthermore, Allergan agrees on behalf of itself and its Affiliates that, in the event Allergan or any of its Affiliates wishes to market or sell any pulsed electromagnetic field product for post-operative use in the Field that directly competes with the Product for a particular indication or therapeutic use in the Field in a particular jurisdiction, which product is developed by a party other than Ivivi or its Affiliates (a "COMPETING PRODUCT"), Allergan shall notify Ivivi (the "COMPETING PRODUCT NOTICE"). [*] In no event shall Allergan be obligated to disclose nonpublic information regarding a Competing Product to Ivivi.

                  2.3 SUBDISTRIBUTORS AND SUBAGENTS. Allergan may appoint subdistributors or subagents for distribution of the Product in the Territory. Such subdistributors or subagents may include Allergan Affiliates and Affiliated Parties.

                  2.4 PRICING AND REIMBURSEMENT APPROVALS. Allergan acknowledges and agrees that Ivivi makes no representation that Ivivi or the Product has any approvals necessary for reimbursement by third-party payors (such as health insurance carriers), [*].

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                                    ARTICLE 3
                                     LICENSE

         3.1 LICENSE. Subject to the terms of this Agreement, Ivivi hereby grants to Allergan and its Affiliates the following license (the "LICENSE"):

                  (a) an exclusive (even as to Ivivi), worldwide license, with the right to grant sublicenses to market, use, sell, import (and have imported), export (and have exported), and distribute (and have distributed) the Product in the Territory for use in the Field;

                  (b) an exclusive (even as to Ivivi), worldwide right and license, with the right to grant sublicenses, to the Ivivi Intellectual Property and to make or have made (and to the extent necessary to address safety, regulatory or manufacturing issues, research, develop, modify or have modified) the Product solely for distribution and sale in the Territory for use in the Field pursuant to the terms of this Agreement; provided, however, that Allergan's right and license described in this SECTION 3.1(b) shall only be exercisable as set forth in SECTION 4.3 and SECTION15.3(b) of this Agreement and shall be subject to the terms and conditions of SECTION 4.3 and SECTION 15.3(b);

                  (c) a non-exclusive, royalty-free right and license, with the right to grant sublicenses to the Trademarks in connection with the marketing, distribution, sale, support and packaging of the Product for use in the Field; provided, however, that Allergan shall be permitted, in its sole discretion, to rebrand and rename the Product in connection with the marketing, distribution and sale of the Product, and Allergan shall be the sole and exclusive owner of any such brand or name and all intellectual property rights therein, unless such brand or name includes a Trademark; and

                  (d) an exclusive (even as to Ivivi), royalty-free right and license, with the right to grant sublicenses to use, perform, modify, create derivative works of, copy, display, reproduce and distribute any and all documentation, data, labels, inserts and other information on the Product in the Territory for the purpose of the distribution, marketing or sale of the Product in the Field.

         3.2 SUBLICENSES. Allergan shall have the right to grant sublicenses under the License to any third party.

         3.3 GOODWILL. All goodwill accruing as a result of Allergan's use of the Trademarks shall belong and accrue to Ivivi.

                                    ARTICLE 4
                          SUPPLY AND ORDERS FOR PRODUCT

         4.1 SUPPLY OF PRODUCT. Subject to the terms of this Agreement, Ivivi agrees to manufacture and supply Allergan with quantities of the Product, as requested by Allergan from time to time, for use in the Field in the Territory. Ivivi may meet its obligations to supply the Product to Allergan hereunder either directly, or indirectly by contracting with a manufacturer of its choosing, provided that at all times Ivivi shall be fully responsible for the actions and inactions of such contract manufacturer. Within ninety (90) days


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after Allergan has purchased more than [*] in the aggregate pursuant to this
Agreement, Ivivi agrees to (or will cause ADM to) obtain and qualify a secondary, third-party source ("SECONDARY MANUFACTURER") for the manufacture of the Product, and Ivivi agrees to continuously enable and maintain such Secondary Manufacturer throughout the term of this Agreement and continuously update such manufacturer with any alterations, modifications or changes in its process for manufacturing the Product.

         4.2 PURCHASE OF PRODUCT.

                  (a) FORECASTS. At the beginning of each calendar month during the term of this Agreement, Allergan shall provide Ivivi with a non-binding, good faith written forecast of Allergan's expected requirements for Product during the following twelve (12) months (the "FORECAST"). In no event shall Allergan be obligated to purchase or have any liability in respect of the quantities of Product set forth in any such Forecast. In the event that Allergan's orders in any month exceed the amount forecast for such month in the most recent Forecast, Ivivi shall use commercially reasonable efforts to supply such amounts, but shall not be in breach of this Agreement for failure to supply such excess.

                  (b) ORDERS. Allergan shall place any binding orders for Units by written or electronic purchase order (or by any other means agreed to by the parties) to Ivivi. Ivivi shall acknowledge and accept any Allergan purchase order in writing within ten (10) days of receipt; provided, however, that Ivivi must accept any Allergan purchase order equal to or less than the amount set forth in the leading three (3) months of the Forecast. Any order to which Ivivi does not respond to within such ten (10) days shall be deemed to have been accepted. All such purchase orders shall be irrevocable. Purchase orders shall set forth the desired date of delivery with respect to the Units ordered and shall be placed at least thirty (30) days prior to such desired date of delivery. All Units ordered by Allergan under this Agreement shall be delivered on or before the delivery date set forth in the purchase order. Ivivi will use commercially reasonable efforts to accommodate any orders for the Products exceeding the leading three (3) months of such Forecast, and if Ivivi expects to be unable to fulfill the excess portion of any such order within the time frame requested, then Ivivi shall so notify Allergan within ten (10) days of receipt of such order and the parties will work together to agree upon an alternative delivery schedule for such excess portion of such order. Upon delivery to Allergan, the expiration dating on any Unit shall be no less than [*].

                  (c) ALLOCATION. In the event of a Supply Problem, Ivivi shall allocate the resources available to it first to Allergan and all Product ordered by Allergan prior to any allocation of its resources to products or services to be delivered to any other person or entity. For purposes of this SECTION 4.2(c), "SUPPLY PROBLEM" shall mean Ivivi's inability or failure to supply at least [*] of the Units ordered by Allergan [*], which Units conform to the Specifications and other terms and conditions of this Agreement, and in compliance with the delivery periods set forth in the purchase orders submitted by Allergan in accordance with SECTION 4.2(b). The operation of this provision shall not excuse Ivivi in any way from the minimum supply requirements set forth in this Agreement. Any supply by Ivivi of the Product pursuant to this provision shall not excuse Ivivi for its Failure to Supply.

                  (d) SHIPMENT. Ivivi shall ship the Product, in reasonable commercial quantities, from Northvale, New Jersey to Allergan's designated location (the "SHIPPING POINT"), and title and risk of loss shall pass to Allergan upon delivery to the Shipping Point. [*]. The parties will cooperate to obtain the best commercial rates for such shipping costs. All Product delivered by Ivivi shall be suitably packed for surface or air shipment, in Allergan's sole discretion, in Ivivi's standard shipping cartons, marked for shipment to such Allergan location as Allergan may designate. Ivivi shall ship all Units in accordance with the instructions specified in Allergan's purchase orders; in the absence of such instructions, Ivivi will follow its standard protocol. A Certificate of Analysis ("COA"), as exemplified in EXHIBIT A, specific to testing of each lot/batch, must accompany each shipment. Ivivi shall maintain a copy of each such COA in compliance with current good manufacturing practices ("CGMP"). Ivivi shall provide a duplicate copy of the COA to Allergan, upon Allergan's request, within forty-eight (48) hours of such request.

                  (e) INSPECTION AND ACCEPTANCE. Allergan shall have the right, at its sole discretion, to inspect each and every shipment of the Product. Allergan shall have [*] days from receipt of a shipment of Units to inspect the shipment. Allergan may reject a shipment (or portion thereof) of Units if any Units contained therein exhibits any damage or fails to conform to the Specifications by providing Ivivi written notice of such rejection. Allergan may then return the Units to Ivivi, freight paid by Ivivi. Upon receipt of the damaged or nonconforming Units, Ivivi will credit Allergan for the cost of returning the Units, and Allergan, in its sole discretion, shall have the option of (i) terminating the applicable portion of the applicable purchase order thereof without penalty and any failure to meet a forecasted quantity shall be excused for the corresponding time period; or (ii) require Ivivi to replace such Units promptly at no additional cost to Allergan and pay for the transportation costs. In no event shall the inspection and acceptance of any Unit pursuant to this SECTION 4.2(e), or the payment for such Unit by Allergan, in any way impair or reduce Allergan's rights by law or under this Agreement.

         4.3 FAILURE TO SUPPLY. In the event that Ivivi shall be unable or unwilling or shall otherwise fail to supply at least [*], of the Product conforming to the Specifications and other terms and conditions of this Agreement as Allergan shall order [*] and in compliance with the delivery periods set forth in the purchase orders submitted by Allergan in accordance with SECTION 4.2(b) hereof (any such failure hereinafter referred to as a "FAILURE TO SUPPLY"), then Ivivi shall take prompt action to procure an alternate Product manufacturer and shall take all necessary and reasonable steps to enable such alternate Product manufacturer to produce the Product (and provide Allergan written confirmation thereof) (such action and steps to be collectively referred to herein as the "CORRECTIVE ACTION").

         In the event that the Failure to Supply is based on Ivivi's failure to meet (a) [*] and Ivivi (i) fails to take the Corrective Action or is unable to procure and enable an alternate Product manufacturer to produce the Product such that the alternate Product manufacturer shall have begun production of the Product no later than the date which is [*] after written notice from Allergan (and provide Allergan written confirmation thereof) and (ii) has not provided written notice to Allergan within [*] days of the Failure to Supply of its intent to deliver all Units that had been ordered but not supplied, and actually delivers all such ordered but not supplied Units within [*] days of such Failure to Supply, or (b) [*] and Ivivi fails to take the Corrective Action or is unable to procure and enable an alternate Product manufacturer to produce the Product within [*] of written notice from Allergan (and provide Allergan written confirmation thereof), then Allergan shall have the right to exercise the license rights granted in SECTION 3.1(b) of this Agreement (the date such right becomes exercisable, the "ALLERGAN MANUFACTURING LICENSE COMMENCEMENT DATE") and to use the information described in SECTION 4.4, and, at Allergan's sole discretion, Allergan may continue to use its rights thereunder until such time as (x) Ivivi demonstrates to Allergan's reasonable satisfaction that Ivivi is able to fully resume its supply obligations hereunder, (y) Ivivi pays all costs and expenses associated with resuming such manufacture, including, without limitation, paying all costs and expenses associated with the termination of and transition from Allergan's then existing supplier, and (z) Ivivi actually fully resumes its supply obligations hereunder (such time period from the Allergan Manufacturing License Commencement Date to the end date described in the immediately preceding clauses (x) through (z), a "MANUFACTURING LICENSE PERIOD"), in which case, the Manufacturing License Period shall be suspended and Allergan shall thereafter purchase Product exclusively from Ivivi in accordance with the terms of this Agreement.

         If Allergan engages a third party to produce or manufacture the Product during the Manufacturing License Period, then, in negotiating a reasonable commercial agreement with such third-party supplier, Allergan shall make a reasonable good faith effort to provide for reasonable termination costs so long as obtaining such termination provisions does not cause the price Allergan pays for the Product to exceed the Transfer Price Allergan would have otherwise paid Ivivi hereunder. If the price Allergan pays for a Unit of Product or Allergan's cost to produce a Unit of Product (the "PRODUCT UNIT REPLACEMENT COST") is greater than the then applicable Transfer Price, which Allergan would otherwise have paid Ivivi hereunder for such Unit of Product (the "PRODUCT PRICE DIFFERENCE"), then Allergan shall deduct such Product Price Difference from the royalties required by SECTION 5.4 during the Manufacturing License Period (the royalties, less such deduction if applicable, are the "MANUFACTURING LICENSE COMPENSATION").

         Ivivi agrees to provide reasonable assistance to enable such third-party manufacturer to produce Units, including but not limited to, providing technical and regulatory assistance and to the extent reasonably required or requested by Allergan, transferring to Allergan any approvals, licenses, intellectual property or any other rights or information. Furthermore, Ivivi agrees to take reasonable actions to (i) provide or have provided by its suppliers or otherwise all components used in the Product, such as raw materials, and, if possible, make available equipment to enable the production of Units (as used herein and in SECTION 4.4 below, "PRODUCE" or "PRODUCTION" shall include all aspects of creating the Product for commercial distribution and sale, including, but not limited to, manufacture, fill, test and package), and (ii) upon the written request of Allergan, provide reasonable assistance to Allergan to locate a suitable manufacturing facility for production of the Product.

         In the event Allergan exercises the license rights granted in SECTION 3.1(b) of this Agreement during the period commencing on the Effective Date and ending on the third anniversary of the First Commercial Sale, then Ivivi shall promptly repay to Allergan a portion of all amounts paid by Allergan pursuant to
SECTION 5.6 as follows: [*]; and no additional amounts shall be due or payable to Ivivi pursuant to such SECTION 5.6.

         Any resumption by Ivivi will be subject to the then existing obligations, if any, to the alternate supplier, including, but not limited to, binding orders and minimum quantities. Allergan agrees that the occurrence of and failure to correct a Failure to Supply shall not be deemed a breach of this Agreement so long as Ivivi is continuing to make reasonable commercial efforts to correct such Failure to Supply and such failure is not the result of reckless or intentional action or inaction by Ivivi.

         4.4 ESCROW OF PRODUCTION INFORMATION. Within ninety (90) days after execution of this Agreement and during the term of this Agreement (after such ninety (90) day period), Ivivi shall, at its expense, place and maintain with an escrow agent mutually acceptable to Ivivi and Allergan (the "ESCROW AGENT"), pursuant to an agreement acceptable to Ivivi and Allergan, all information related to the manufacture or production of the Product including, without limitation, a description of Ivivi's (or the Product manufacturer's) process, raw materials and equipment for the manufacture or production of the Product in sufficiently clear and detailed terms that it can be readily followed and carried out by a trained scientist or engineer to make the Product in the manner Ivivi reasonably considers most efficient (the "ESCROW DEPOSIT"). The Escrow Deposit shall provide for the appropriate treatment of the Confidential Information of Ivivi. In the event Ivivi (or the Product manufacturer) alters, modifies or changes its process for manufacturing the Product, Ivivi shall amend the description in escrow to include such alteration, modification or change. The information held in escrow pursuant to this SECTION 4.4, shall be available:
(i) to Allergan or its designee only during Manufacturing License Periods and
(ii) to any independent consultant engaged by Allergan who is reasonably acceptable to Ivivi (who shall be bound under a written confidentiality agreement reasonably acceptable to Ivivi) to audit compliance with the foregoing. Ivivi represents and warrants that the information it places into escrow in connection with this Agreement and the Escrow Agreement describes the manner of production which is most current and further is accurate, complete and sufficiently clear and detailed to enable a trained scientist or engineer to commercially produce the applicable Product.

         4.5 PRODUCT, PACKAGING AND LABELING. Ivivi shall be responsible for Product packaging, labeling, instructions for use, and any necessary sterilization of Product purchased under this Agreement. Subject to SECTION 6.1(c), Allergan shall have the right to determine the appearance of the Product and the appearance and text of all package labeling used in connection with the Product. Ivivi shall deliver the text of the proposed packaging, labeling and instructions for use to Allergan for its review and comment prior to printing. In the event Allergan requests changes to the appearance of the Product or the appearance or text of the package or labeling, which changes are not required pursuant to any regulatory or legal requirements, and the per unit cost of the Product, packaging and labeling the Product increases as a direct result of the changes requested by Allergan by more than [*] of the then current unit cost of packaging and labeling the Product, then Ivivi shall notify Allergan of such additional costs, and Allergan shall pay such increase in costs if it notifies Ivivi in writing that it still wants the changes to be made. Notwithstanding the foregoing, Ivivi shall prepare packaging, labeling and instructions for use in all foreign languages that Allergan reasonably requests at Ivivi's sole cost and expense. Allergan shall, with the assistance of Ivivi as described herein, develop and use its own sales and promotional literature in connection with its distribution of the Product.

                                    ARTICLE 5
                               PRICES AND PAYMENTS

         5.1 PRICE. The transfer price (the "TRANSFER PRICE") of all Product shipped by Ivivi to Allergan during the term of this Agreement shall be as set forth on SCHEDULE A hereto. Such prices do not include any sales, excise, use, value added or other government taxes that may be applicable to the purchase of the Product, which will be the responsibility of Allergan (except for taxes based on Ivivi's income, including federal, state and local taxes). When Ivivi has the legal obligation to collect and/or pay such taxes, the appropriate amount shall be added to Allergan's invoice and paid by Allergan to Ivivi unless Allergan provides Ivivi with a valid tax exemption certificate authorized by the appropriate governmental taxing authority. [*].

         5.2 INVOICING; PAYMENT. Ivivi shall submit an invoice to Allergan for each shipment of Product ordered by Allergan under this Agreement. Each invoice shall be due and payable net [*] days from the later of the date of invoice or receipt of the invoice by Allergan. All invoices shall be sent to Allergan's address for notice purposes, without regard to the actual shipping address for the Product. Each such invoice shall state Allergan's aggregate and unit purchase price for the Product in the relevant shipment, plus any freight, incident to the purchase or shipment initially paid by Ivivi and to be borne by Allergan hereunder.

         5.3 RESALE PRICES. Allergan may resell the Product at such prices, as Allergan in its sole discretion, shall determine.

         5.4 ROYALTIES. No later than [*] days after the end of each Fiscal Quarter, Allergan shall provide Ivivi a report summarizing sales activity for the Product for the previous Fiscal Quarter and pay Ivivi a royalty equal to the greater of (a) [*] of (i) Net Sales of the Product during such Fiscal Quarter minus (ii) all out-of-pocket costs (as multiplied by the Factor, if applicable) specifically set forth in this Agreement as deductible from Net Sales, including costs of approvals obtained by Allergan and other fees and expenses set forth in
SECTION 5.11, or (b) the product of [*] multiplied by the number of Units sold and included in the determination of Net Sales of the Product during such Fiscal Quarter.

         5.5 MINIMUM SALES AND ROYALTIES. Allergan will provide orders totaling [*]. In addition, Allergan will pay minimum royalties as set forth in SCHEDULE
D. Notwithstanding any other provisions hereof, the sole remedy of Ivivi for the inability or failure of Allergan to meet the minimum requirements set forth in this section (or determined as described in SCHEDULE D) shall be termination of this Agreement pursuant to SECTION 15.2(d) hereof.

         5.6 INITIAL AND MILESTONE PAYMENTS. In addition to the foregoing, Allergan shall pay to Ivivi: (a) $500,000 within five (5) days following the execution of this Agreement, (b) [*] within thirty (30) days after the First Commercial Sale of the Product by Allergan in the U.S. to a person who is not an Affiliate or subcontractor or sublicensee of Allergan and (c) [*] within thirty
(30) days after the First Commercial Sale of the Product by Allergan in the EU to a person who is not an Affiliate or subcontractor or sublicensee of Allergan. "FIRST COMMERCIAL SALE" means the first time Allergan sells at least [*] in the aggregate to third parties (which sales must include sales of at least [*]) and delivers the Product to such third parties. The amounts payable pursuant to this
SECTION 5.6 shall not be counted against the royalty payments required by
SECTION 5.4.

         5.7 NEW INDICATION. Ivivi shall, at its own expense, conduct studies of the Product in [*] to determine the safety and effectiveness of the Product in treating [*] ("NEW INDICATION STUDIES"). Ivivi shall consult with Allergan regarding the protocols, investigators, investigator sites, case report forms, data captured, publications, rights to publications and information gathering requirements for the New Indication Studies. Ivivi shall promptly provide to Allergan all results of the New Indication Studies, including without limitation any and all preliminary results, adverse event reports and the like. Upon completion of such study, Ivivi shall prepare a written report of the results of the New Indication Studies which shall be in a form and contain such information as reasonably requested by Allergan regarding the use of the Product for the treatment and prevention of [*] (the "NEW INDICATION"). Allergan shall have royalty-free, unlimited use in the Field of the New Indication Studies and any data collected thereunder. Thereafter, upon Allergan's request, Ivivi shall, at its own expense (other than the filing fees referenced below), make commercially reasonable efforts to obtain FDA Approval for the New Indication in the United States. For purposes of this SECTION 5.7, "FDA APPROVAL" shall mean FDA premarket approval to commercially distribute a product in the United States for use in humans, unless Allergan has, at its reasonable discretion, requested that Ivivi pursue 510(k) clearance from the FDA rather than premarket approval, in which case the term "FDA Approval" shall mean such 510(k) clearance. Allergan shall pay the filing fees directly related to obtaining FDA Approval for the New Indication. All matters, actions and activities related to the FDA Approval of the New Indication including, without limitation, the specifications and design of the Product shall be reviewed, decided and approved by the New Indication Steering Committee (as defined below). The New Indication Steering Committee, consisting of two (2) representatives from Allergan and two (2) representatives from Ivivi, shall meet periodically and at least quarterly at Allergan's offices in Irvine, California (or such other location as the parties may mutually agree) to review progress and to resolve issues. Ivivi shall provide Allergan with all information related to the FDA Approval of the New Indication including, without limitation, prior notice of any communications, applications or other activities and any other types of information requested by Allergan. The New Indication Steering Committee may take action only by the unanimous written consent of all members. If an issue remains unresolved after consideration by the New Indication Steering Committee, any New Indication Steering Committee member may escalate it to the Chief Executive Officer of Ivivi and a Vice President of Allergan's breast aesthetics business for resolution. If the issue remains unresolved thirty (30) days thereafter, then the dispute shall be settled by arbitration (which arbitration shall be binding and enforceable in any court of competent jurisdiction for the purposes of the Agreement only) as follows: (a) the parties shall jointly select one (1) independent arbitrator with expertise in medical device development within ten (10) days, (b) the parties shall cooperate in good faith in the selection of the arbitrator but, if they fail to do so within the ten (10) day period, either party may request appointment of the arbitrator by the American Arbitration Association ("AAA"), (c) each party will have five (5) day(s) to present its case (presentation shall be made on a date selected by the arbitrator which shall be at least ten (10) and no more than thirty (30) days after selection of the arbitrator), (d) the arbitrator shall have twenty (20) days from completion of such presentation to render its decision, and (e) such arbitration shall be informal and need not conform to AAA or other established procedures. Unless otherwise agreed to by the parties, arbitration shall take place in Irvine, California and arbitrator fees will be shared equally by the parties.

         5.8 CURRENCY OF PAYMENTS. All payments under this Agreement will be made in U.S. Dollars by electronic funds transfer to such bank account as the party receiving such funds may designate from time to time, or by check.

         5.9 BOOKS, RECORDS AND AUDIT RIGHTS. Each party and its respective Affiliates shall maintain accurate books and records in accordance with GAAP regarding sales or production of the Product by such party (or the Product manufacturer) and its Affiliates in sufficient detail to enable Net Sales or Manufacturing Costs of the Product to be determined and to otherwise enable each party to monitor compliance by the other with the terms of this Agreement. Each party shall maintain such books and records for a period of three (3) years following the applicable activity. Each party shall have the right to inspect such books and records for the purpose of compliance with this Agreement, including verification of Net Sales and Manufacturing Costs, at reasonable intervals (but no more frequently than once in any twelve (12) month period) and upon reasonable prior notice. Such inspections shall be performed by an independent certified public accountant, recognized nationally in the United States, selected by the inspecting party and approved by the party being inspected, which approval shall not be unreasonably withheld. All expenses of such inspection shall be borne by the inspecting party; provided, however, that if such inspection shall reveal an discrepancy (an underpayment in the case of Net Sales and an overcharging in the case of Manufacturing Costs) of more than [*], then the party being inspected shall pay the reasonable fees charged by such independent auditor in connection with such inspection. Any deficiencies (in the case of Net Sales) or overpayment (in the case of Manufacturing Costs) shall be immediately due and payable together with interest at the rate of the lesser of, [*] per annum, or the maximum rate permitted by law, from the date or dates such amounts should have been paid (in the case of Net Sales) or were paid (in the case of Manufacturing Costs). Any independent certified public accountant engaged by a party shall sign a confidentiality agreement reasonably acceptable to the other party prior to any audit and shall then have the right to examine the records kept pursuant to this Agreement and report findings (but not the underlying data) of the examination to the inspecting party as is necessary to evidence that records were or were not maintained and used in accordance with this Agreement.

         5.10 WITHHOLDING. Allergan shall be entitled to withhold from any payment due to Ivivi under this Agreement any amounts assessed against Ivivi that Allergan by law is required to pay to any government. Such withholding shall decrease by an equivalent amount the payment due to Ivivi. In the event of any withholding under this section, Allergan shall provide receipts of payment of any withheld amounts or other documents reasonably available to Allergan. Ivivi shall provide to Allergan any information or documents requested by Allergan in conjunction with the subject matter noted above.

         5.11 DEDUCTIBLE COSTS. Allergan shall deduct from Net Sales (in connection with the calculation of any royalties as provided in SECTION 5.4(a)) [*] (the "FACTOR") of [*].

         5.12 LATE PAYMENTS. Any amounts payable pursuant to this Agreement that are not paid when due shall bear interest at the lesser of (i) [*] per annum or
(ii) the maximum rate permitted by law, from the date or dates such amounts should have been paid.

                                    ARTICLE 6
                  ADDITIONAL RIGHTS AND OBLIGATIONS OF ALLERGAN

         6.1 SALES AND MARKETING.

                  (a) Allergan will make commercially reasonable efforts to further the promotion, marketing, sale and other distribution of the Product in the Marketing Territory in the Field.

                  (b) Allergan shall exclusively and in its sole discretion determine the manner in which the Product is marketed, sold and distributed, including without limitation, the methods of pricing, packaging, labeling and identification, advertising, promoting, and collection and ownership of customers' names. Except as set forth in SECTION 4.5, Allergan shall be responsible for the preparation of sale and marketing materials for the marketing and sale of the Product, including the adaptation and/or modification of Ivivi's sales and marketing materials, as deemed appropriate by Allergan, to reflect local culture or business practices and languages, and to reflect Allergan as the exclusive distributor of the Product. However, Allergan and Ivivi will meet no less than annually to review commercialization-related plans and materials and Ivivi will cooperate with Allergan in the preparation of Allergan's sales and marketing materials and may provide suggestions with respect to such plans.

                  (c) Notwithstanding the foregoing, Ivivi shall have final approval over all labels, labeling, indications and claims regarding the Product and other matters that affect, or could reasonably affect, its Regulatory Approvals for the Product and its rights in the Trademarks.

         6.2 PACKAGE LABELING AND OTHER PRODUCT RELATED MATERIALS. Subject to
SECTION 6.1(c), Allergan shall have the right to determine the appearance and text of all package labeling used in connection with the Product. Allergan shall, with the assistance of Ivivi, develop and use its own sales and promotional literature in connection with its distribution of the Product. Allergan may, at its own cost and expense, conduct any additional studies that Allergan deems necessary to support the marketing of the Product. Ivivi shall provide to Allergan any and all information and knowledge in Ivivi's possession concerning Product, their qualities and uses, and techniques and methods of marketing them, as will aid Allergan in improving the sales of the Product. Allergan shall provide to Ivivi copies of all sales and promotional literature (or an English translation thereof for those in other languages) and study protocols it develops to Ivivi for review at least fourteen (14) days prior to the first use thereof, and shall not use such materials if Ivivi raises a reasonable objection based on the accuracy of such materials or the compliance of such materials with the Regulatory Approvals, including the approved instructions for use of such Product. Notwithstanding the foregoing, (i) Allergan shall comply with Ivivi's reasonable requests regarding marking of the packaging and other literature for all Product sold under this Agreement with the patent and copyright marking and, if Allergan uses any of the Trademarks, designation of such Trademarks as owned by Ivivi, and (ii) Allergan shall designate in a manner as reasonably requested by Ivivi, so long as such request is consistent with any applicable regulatory requirements, that "Ivivi" is the designer of the Product. None of the foregoing shall relieve or limit Ivivi's obligation to ensure that package labeling complies with applicable law.

         6.3 IMPORT APPROVALS. Allergan shall be responsible for obtaining all import licenses and permits (other than regulatory approvals described in ARTICLE 10) as may be required to import the Product into such countries as are selected by Allergan in accordance with then prevailing laws and regulations of such countries. All such filings and registrations of the Product shall be in the name of Allergan, whenever feasible in accordance with prevailing laws and regulations. Ivivi shall cooperate fully with Allergan in its efforts to obtain any such approvals.

                                    ARTICLE 7
                   ADDITIONAL RIGHTS AND OBLIGATIONS OF IVIVI

         7.1 COMPLIANCE WITH LAWS; MANUFACTURING. Ivivi (and all third-party manufacturers of the Product) shall comply in all material respects with all laws, rules and regulations applicable to the manufacture, labeling and packaging of the Product in the Marketing Territory, including maintaining qualified manufacturing and quality facilities and/or procedures. Without limiting the generality of the foregoing, Ivivi (and all third-party manufacturers of the Product) shall implement such quality control systems and procedures as shall be appropriate to (a) ensure compliance with the requirements of the International Standards Organization ("ISO") and Quality Systems Regulations ("QSR"), as applicable to Ivivi or such third-party manufacturer as the manufacturer and supplier of the Product, and (b) place the CE marks on the Product in accordance with applicable law. Furthermore, Ivivi (and its third-party manufacturers of the Product) shall comply with all processes dictated by approval processes and regulations in any country in which the Product is approved for sale, including, but not limited to, FDA manufacturing, storage and handling requirements, and other government requirements. In addition, Ivivi shall allow reasonable access to its records, manufacturing facilities, and its third-party manufacturers' manufacturing facilities and records (if applicable) to allow any Government Heath Authority to conduct full compliance audits or inspections relating to the Product. Further, the parties shall make reasonable commercial efforts to, within sixty
(60) days following the Effective Date but in any event prior to the sale of any Product to third parties, enter into a Quality Agreement in accordance with QSR regulations which shall include, without limitation, a joint complaint management process; storage and shipment conditions and controls; environmental, temperature and humidity conditions and controls, as applicable; a requirement to provide Allergan written documentation of Product compliance and monitoring records demonstrating continuous compliance with Product storage and shipment in accordance with Product labeling; and such other provisions as requested by Allergan or required or suggested by regulatory guidance or Allergan World Wide Quality Assurance requirements.

         7.2 TRAINING AND SUPPORT. Ivivi shall (a) assist, at no charge, in the training of Allergan's sales personnel representing the Product with respect to the promotion and use of the Product, which training shall take place during normal business hours (i) once every [*] during the period commencing on the Effective Date and ending on the [*] of the First Commercial Sale and (ii) once every [*] thereafter; and (b) travel, at Allergan's sole cost and expense, with Allergan's sales personnel to assist in problem solving, market needs identification and general market development, in each case as may be reasonably requested by Allergan.

         7.3 TECHNICAL SUPPORT. Ivivi shall be responsible for providing all technical support for the Product at its sole expense. During the term of this Agreement and any renewal terms, and for one (1) year thereafter, Ivivi shall, at Ivivi's cost, be responsible for providing technical support to Allergan technical support staff and users of the Product. During the term of this Agreement and for one (1) year thereafter, Ivivi shall also provide technical support training to Allergan technical support staff upon request, which training shall take place during normal business hours (i) once every [*] during the period commencing on the Effective Date and ending on the [*] of the First Commercial Sale and (ii) once every [*] thereafter. In addition, Ivivi will perform any technical programming or technical research and all other actions related to correcting identified defects in the Product, which Allergan may reasonably request from time to time, within a reasonable time free of charge to Allergan.

         7.4 RESEARCH AND DEVELOPMENT. Ivivi will continue its product development programs, at its own cost and expense, including providing on-going research and development of the Product and Improvements of the Product. Allergan will provide Ivivi feedback from Allergan's sales force with regard to market needs and Ivivi will use commercially reasonable efforts to develop product enhancements to meet these needs.

         7.5 PROSECUTION OF PATENTS. Ivivi agrees to, at its expense, prosecute, or cause to be prosecuted to allowance or final rejection, and reasonably maintain, in the Marketing Territory and such other countries as Allergan may request from time to time, all Ivivi Intellectual Property related to the Field for which a patent would be desirable. Ivivi shall pay all government fees required to keep in force patents and applications therefor relating to the Ivivi Intellectual Property and shall submit evidence to Allergan, upon request, that said government fees have been timely paid. In the event that Ivivi decides not to prosecute, not to pay a government fee due on, or otherwise to abandon, a patent or application therefor relating to the Ivivi Intellectual Property in a country in which it is required to do so, Ivivi shall send Allergan written notice of said decision at least ninety (90) days in advance of the action or payment due date. Allergan shall thereupon have the option to take over the patent or application if such patent or application is in a country in which Allergan has a good faith intention to market, sell or distribute the Product, and Ivivi shall assign to Allergan all rights in such patent or application in such jurisdiction. Whereupon Allergan shall pay the government fees, in which event it may deduct the costs thereof from the amounts payable to Ivivi with respect to sales of the Product in such country (or the EU, as a whole, in the case of a member country in the EU).

         7.6 MARKETING SAMPLES. Ivivi will provide to Allergan, at no charge, upon thirty (30) days prior notice, samples of the Product as may be requested by Allergan, which shall not exceed [*] Units in any consecutive twelve (12) month period. Allergan will provide such samples to its sales force and customers at no charge.

         7.7 SALES LEADS. Ivivi shall forward to Allergan all leads for sales of Product in the Territory.

         7.8 MANUFACTURING. In the event that Ivivi is not manufacturing the Product and is using a third party to manufacture the Product (including without limitation a related party or Affiliated Party), Ivivi shall obtain all rights necessary from such third party to enable Allergan to exercise all of its rights under this Agreement.

                                    ARTICLE 8
                               PRODUCT WARRANTIES

         8.1 WARRANTY. Ivivi warrants that all Product (a) are provided free and clear of any liens and encumbrances of any kind, are of good material and workmanship and will be free of defects in material and workmanship and conform to the Specifications therefor, (b) comply with all applicable safety, health and other laws, rules and regulations applicable to the Product in the United States or EU, and the applicable laws, rules and regulations of any Marketing Territory outside the U.S. and EU, (c) are safe and effective for all reasonably foreseeable uses in the Field, and (d) not adulterated or misbranded as defined in the Act.

         8.2 NON-CONFORMING PRODUCT. In the event that any Product purchased hereunder fails to conform to the warranties set forth in SECTION 8.1, Ivivi will be responsible for all damages, and, in addition to Allergan's other remedies at law or in equity, Ivivi, at its option, must replace the defective or non-conforming Product at its expense or fully refund the purchase price (and related expenses, including, without limitation, shipping, insurance and other transportation charges) incurred by Allergan.

         8.3 PRODUCT LIABILITY. Ivivi shall be responsible for all claims related to the Product including, without limitation, all health related claims from users of the Product; except to the extent that liability for such claims is due to: (a) the gross negligence or willful misconduct of Allergan, (b) material breach of this Agreement by Allergan, or (c) material breach of or substantial noncompliance with any law or regulation (that Allergan is required to comply with hereunder) by Allergan.

                                    ARTICLE 9
                         REPRESENTATIONS AND WARRANTIES

         9.1 IVIVI'S REPRESENTATIONS AND WARRANTIES. Ivivi hereby represents and warrants to Allergan that as of the Effective Date and during the term of this
Agreement:

                  (a) Ivivi is a corporation duly organized, validly existing and in good standing under the laws of New Jersey, and this Agreement has been duly authorized by all necessary corporate action.

                  (b) Ivivi has all necessary corporate power and authority to enter into this Agreement and to perform all of its obligations hereunder.

                  (c) This Agreement has been duly authorized, executed and delivered by Ivivi and is the legal, valid and binding obligation of Ivivi, enforceable against Ivivi in accordance with its terms.

                  (d) Neither the execution, delivery and performance by Ivivi of this Agreement nor the consummation of the transactions contemplated hereby violate or conflict with the charter documents of Ivivi, any material contract, agreement or instrument to which Ivivi is a party or by which it or its properties are bound, or any judgment, decree, order or award of any court, governmental body or arbitrator by which Ivivi is bound, or any law, rule or regulation applicable to Ivivi.

                  (e) Ivivi is the sole and exclusive owner of the Ivivi Intellectual Property, including the Patents, the Trademarks and its Confidential Information, free and clear of any security interests, claims, encumbrances or charges of any kind, and has full right, power and authority to enter into this Agreement and to grant to Allergan the rights granted and to be granted hereunder.

                  (f) The rights and licenses granted under this Agreement do not infringe any issued or published patent, copyright, trademark, license or other intellectual property right of any third party and do not misappropriate any trade secret of any third party.

                  (g) As of the Effective Date, there is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature, judgment, decree, decision, injunction, writ or order pending or, to the knowledge of Ivivi, threatened or contemplated by or against or involving Ivivi or its shareholders, directors or officers (but only in their capacity as such), Ivivi Intellectual Property, Ivivi Confidential Information or this Agreement, whether at law or in equity, before or by any person, entity or governmental or quasi-governmental, administrative or regulatory agency or any court. Ivivi shall provide notice of any of the foregoing to the extent they involve the Product, the Ivivi Intellectual Property, Ivivi Confidential Information or this Agreement.

                  (h) All proprietary technical information and Ivivi Intellectual Property that has not been patented has been kept confidential.

                  (i) Except for the Patents, Ivivi has not patented or applied for patent protection on any of the technology it has used or proposes to use in developing the Product.

                  (j) With respect to all regulatory filings to obtain Regulatory Approvals, (i) the data and information in Ivivi's submissions were, are and shall be free from fraud or material falsity; (ii) the Regulatory Approvals have not been and will not be obtained either through bribery or the payment of illegal gratuities, (iii) the data and information in Ivivi's submissions were, are and shall be accurate and reliable for purposes of supporting approval of the submissions, and (iv) the Regulatory Approvals shall be obtained without illegal or unethical behavior of any kind.

                  (k) Ivivi is not under any obligations inconsistent with the provisions of this Agreement.

                  (l) Ivivi's agreement with ADM allows Ivivi to terminate exclusivity in the event that ADM refuses to match any such lower price, and Ivivi agrees that it will not amend any agreement with ADM in any way, without the prior written consent of Allergan, if such amendment may adversely affect the timing of deliveries to Allergan or the price paid by Allergan for the Product.

         9.2 ALLERGAN'S REPRESENTATIONS AND WARRANTIES. Allergan hereby represents and warrants to Ivivi that as of the Effective Date and during the term of this Agreement:

                  (a) Allergan is duly organized, validly existing and in good standing under the laws of Delaware and this Agreement has been duly authorized by all necessary corporate action.

                  (b) Allergan has all necessary corporate power and authority to enter into this Agreement and to perform all of its obligations hereunder.

                  (c) This Agreement has been duly authorized, executed and delivered by Allergan and is the legal, valid and binding obligation of Allergan, enforceable against Allergan in accordance with its terms.

                  (d) Neither the execution, delivery and performance by Allergan of this Agreement nor the consummation of the transactions contemplated hereby violate or conflict with the charter documents of Allergan, any material contract, agreement or instrument to which Allergan is a party or by which it or its properties are bound, or any judgment, decree, order or award of any court, governmental body or arbitrator by which Allergan is bound, or any law, rule or regulation applicable to Allergan.

                                   ARTICLE 10
                             REGULATORY SUBMISSIONS

         10.1 MEDICAL DEVICE ESTABLISHMENT REGISTRATION. Ivivi shall maintain a Medical Device Establishment Registration (as defined under the Act) as manufacturer and Specifications developer for the Product, as required by law, including without limitation those defined by 21 CFR Part 807. If Ivivi is not the manufacturer of the Product and is using a third party to manufacture the Product, then such third-party manufacturer shall maintain the Medical Device Establishment Registration as required by law and the foregoing sentence and Ivivi shall ensure compliance with such requirement. In any event, Ivivi shall keep Allergan informed of, and obtain Allergan's prior written approval (which shall not be unreasonably withheld) prior to, any modifications to the manufacturing process and/or the specifications for the Product.

         10.2 REGULATORY APPROVALS. Ivivi shall be responsible, at its sole expense, for all regulatory activities relating to the Product, including obtaining and maintaining Regulatory Approvals and authorizations in the U.S., Canada, the EU (and any country therein) and in all other jurisdictions within the Marketing Territory. Allergan shall have the right to consult with Ivivi on the planning and development of all documentation provided with respect thereto. Ivivi shall provide to Allergan for review and approval copies of any proposed submission at least fourteen (14) days prior to such submission. All such approvals shall be obtained in the name of Ivivi unless legally required otherwise or if the parties agree that it is appropriate, in which case, Allergan or its designee may hold such approval in trust for Ivivi, and on termination of this Agreement shall transfer such approval to Ivivi or its designee.

         10.3 MANUFACTURING COMPLIANCE. Ivivi represents and warrants to Allergan that all Product manufactured and sold under this Agreement will have been manufactured, labeled, packaged and sold to Allergan in accordance with the Specifications and all applicable international federal, state and local laws and regulations pertaining to medical devices including, but not limited to, the Act and GMP/QSR Regulations. Ivivi represents and warrants to Allergan that Ivivi's manufacturing facility is in compliance with all GMP/QSR Regulations. Immediately upon execution of this Agreement, Ivivi shall make commercially reasonable efforts to comply with all applicable ISO requirements, including ISO 13486:2003, 13495:2004 and 14971.A1:2003. In addition, in connection with obtaining Canadian Marketing Approval, or immediately after obtaining such approval, Ivivi shall make commercially reasonable efforts to comply with Canadian medical device regulations (CMDR) and shall obtain all approvals and consents required to mark the Product with a valid CMDCAS certificate. Ivivi shall make commercially reasonable efforts to obtain all approvals and consents required to mark the Product with the CE marks in connection with obtaining EU Marketing Approval, or immediately after obtaining such approval.

         10.4 REMEDIAL ACTIONS. Each party will notify the other immediately, and promptly confirm such notice in writing, if it obtains information indicating that any of the Product may be subject to any recall, corrective action or other regulatory action (other than a corrective and preventive action ("CAPA") under the Act) taken either by virtue of applicable federal, state, foreign or other law or regulation or good business judgment (a "REMEDIAL ACTION"). The parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting Remedial Action; provided that Allergan shall have sole responsibility for collecting information from its customers, including customer complaints. Allergan will determine whether to commence any Remedial Action with respect to the Product. Each party will maintain adequate records to permit the parties to trace the manufacture of the Product and the distribution and use of the Product. In the event Allergan determines that any Remedial Action with respect to the Product should be commenced, or Remedial Action is required by any governmental authority having jurisdiction over the matter, Allergan will control and coordinate all efforts necessary to conduct such Remedial Action. If Allergan conducts any Remedial Action related to the Product, Ivivi, at Allergan's option, will either issue a credit to Allergan or reimburse Allergan for the Transfer Prices of all Units recalled in such Remedial Action and the other reasonable costs of conducting such Remedial Action. Ivivi shall have sole responsibility for handling any CAPAs in a manner reasonably requested by Allergan. Allergan shall cooperate with Ivivi to the extent reasonably requested by Ivivi in handling any CAPA.

         10.5 COSTS OF REMEDIAL ACTION. The cost and expense of a Remedial Action shall be borne and paid solely by Ivivi.

         10.6 ADVERSE EVENT REPORTING. The parties shall report to each other all information necessary to make timely reports as required by any governmental regulatory agency throughout the world regarding the Product. Further, the parties shall, make reasonable commercial efforts to, within sixty (60) days following the Effective Date but in any event prior to the sale of any Product to third parties, enter into a written agreement regarding adverse event reporting and procedures acceptable to Allergan.

         10.7 NOTIFICATION OF COMPLAINTS. Each party shall (i) notify the other party within one business day of any information concerning any complaint involving the possible failure of the Product to meet any requirement of applicable law or regulation, and any serious or unexpected side effect, injury, toxicity or sensitivity reaction or any unexpected incidents associated with the distribution of the Product, whether or not determined to be attributable to the Product and (ii) with respect to adverse events, comply with the provisions of
SECTION 10.6 above. Ivivi shall have responsibility and pay all costs and expenses associated with investigating such complaint, with reasonable assistance from Allergan for investigating such complaints.

         10.8 NOTIFICATION OF THREATENED ACTION. Each party shall immediately notify the other party of any information it receives regarding any threatened or pending action, inspection or communication by or from any party, including, without limitation, a Governmental Health Authority which may affect the safety or efficacy claims of the Product or the continued marketing of the Product. Upon receipt of such information, the parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action. Ivivi shall bear all costs and expenses associated with taking such action.

         10.9 ALLERGAN AUDITS. Ivivi will give Allergan reasonable access to its records and manufacturing facilities (and will obtain sufficient rights to give Allergan reasonable access to the records and manufacturing facilities of any manufacturer of the Product), to allow Allergan to conduct full compliance audits relating to the Product (including with respect to its manufacture and packaging), at Allergan's expense, as reasonably deemed necessary by Allergan, but no more frequently than once in any twelve (12) month period unless any such audits reveal material compliance problems in which case there shall be no limitation of the frequency of such compliance audits and the next two (2) such audits shall be at Ivivi's expense. In furtherance of this right, Ivivi agrees that it shall specifically obtain from any and all third-party manufacturers of the Product a right of Allergan to conduct audits of such manufacturer's records and facilities. The audit may include, without limitation, records relating to manufacturing compliance with the Specifications, compliance with quality control and inspection reports procedures, compliance with GMP/QSR Regulations, CE mark certification records and procedures, regulatory compliance, and after the following certifications have been obtained compliance with ISO 13485:2003 and Council Directive 93/42/EEC (Medical Device Directive) requirements. Such audits will be conducted during Ivivi's normal business hours, after two (2) weeks prior written notice to Ivivi by Allergan, and at times mutually agreeable to the parties. Ivivi will make its regulatory compliance and quality assurance personnel (and such personnel of any sub-contractors, if applicable) reasonably available to Allergan in connection with such audits. If Allergan recommends any corrective actions to Ivivi in connection with such audits, Ivivi will take any corrective action recommended by Allergan within thirty (30) days of receipt of any corrective action recommendations, if possible, or will inform Allergan in writing of the reasons why Ivivi believes such corrective action is not required or cannot be completed within such thirty (30) day period. Allergan will be given access to audit any corrective action. In the event that Ivivi is not manufacturing the Product and is using a third party to manufacture the Product, Ivivi shall obtain all rights necessary from such third party to enable Allergan to exercise all of its rights under this Agreement.

         10.10 REGULATORY INSPECTIONS. Ivivi will promptly notify Allergan of any inspection of its facilities manufacturing the Product or any component part of a Product by the FDA, ISO, CE mark certification organization or other federal, state, or local regulatory agency which relates to the manufacture, assembly, or packaging of the Product and provide Allergan with information about the progress and outcome of such inspection, including, without limitation, copies of any notice of observations or warnings, requests for Remedial Action, CAPA's or other adverse findings.

                                   ARTICLE 11
                              INTELLECTUAL PROPERTY

         11.1 IVIVI PROPERTY. The Product, the Patents and the Ivivi Intellectual Property, including all derivatives, Improvements and documentation thereof, that are solely conceived, fixed in a tangible medium of expression or otherwise developed, invented or reduced to practice by Ivivi or its Affiliates are the proprietary property of Ivivi or its licensors, and exclusive title to such property shall remain with Ivivi or its licensors, both during and after termination of this Agreement. Allergan agrees to promptly notify Ivivi in the event that the senior management of Allergan obtains actual and specific knowledge of an infringement of the Patents and the Ivivi Intellectual Property. Ivivi shall be responsible for filing and prosecuting all U.S. and foreign patent, copyright and mask work applications it deems necessary or appropriate to protect the Ivivi Intellectual Property. In the event Ivivi fails to take action to protect or enable the Ivivi Intellectual Property in the Marketing Territory, Ivivi shall indemnify Allergan from damages, liabilities and costs, and Allergan shall have the right to take all actions necessary to protect the Ivivi Intellectual Property.

         11.2 ALLERGAN PROPERTY. Allergan retains sole title to, and ownership of, all Allergan products, Allergan's Intellectual Property and improvements thereon, all derivative works of Allergan products, Allergan's Intellectual Property and improvements and all proprietary rights therein, that are solely conceived, fixed in a tangible medium of expression or otherwise developed, invented or reduced to practice by Allergan or its Affiliates both during and after termination of this Agreement. The parties agree that Allergan shall retain sole ownership of information regarding customers, distributors, sublicensees and subdistributors of the Product acquired under this Agreement, which information shall be treated as confidential pursuant to ARTICLE 12 of this Agreement. Works that may be created, marketed or bundled with the Product by Allergan, which works do not infringe the Patents, are the proprietary property of Allergan or its licensors, and exclusive title to such property shall remain with Allergan or its licensors, both during and after termination of this Agreement.

                                   ARTICLE 12
                            CONFIDENTIAL INFORMATION

         12.1 CONFIDENTIALITY. Each party acknowledges that, in the course of performing its duties and obligations under this Agreement, certain information that is confidential or proprietary to such party ("CONFIDENTIAL INFORMATION") will be furnished by the other party or such other party's representatives. Each party agrees that any Confidential Information furnished by the other party or such other party's representatives will not be used by it or its representatives except in connection with, and for the purposes of, the promotion, marketing, distribution and sale of Product and for any other purpose permitted under this Agreement (including for the purposes of manufacturing the Product pursuant to SECTION 4.3 during the Manufacturing License Period) and, except as provided herein, will not be disclosed by it or its representatives without the prior written consent of the other party. Notwithstanding the foregoing, Confidential Information furnished by a party may be disclosed by a receiving party to such receiving party's professional advisors or such receiving party's bona fide potential purchasers, acquirers, investors, bankers and lenders, and the professional advisors of the foregoing; provided that such persons need to know the disclosed information and agree to be bound by the receiving party's obligation of confidentiality with respect to such information. The parties further agree that all Confidential Information shall be clearly marked "CONFIDENTIAL" or, if furnished in oral form, shall be stated to be confidential by the party disclosing such information at the time of such disclosure and reduced to a writing by the party disclosing such information which is furnished to the other party or such other party's representatives within forty-five (45) days after such disclosure.

         12.2 EXCEPTIONS. The confidentiality obligations of each party under
SECTION 12.1 do not extend to any Confidential Information furnished by the other party or such other party's representatives that (a) is or becomes generally available to the public other than as a result of a disclosure by the recipient party or its representatives, (b) is or becomes generally available to the public as a result of a disclosure specifically permitted under SECTION 12.3 and SECTION 12.5, (c) was available to the recipient party or its representatives on a non-confidential basis prior to its disclosure thereto by the other party or such other party's representatives, (d) can be demonstrated by the recipient party that it was independently developed by the recipient party without reference to any Confidential Information of the other party, or
(e) becomes available to such party or its representatives on a non-confidential basis from a source other than the other party or such other party's representatives; provided, however, that such source is not bound by a confidentiality agreement with the other party or such other party's representatives.

         12.3 TERMS OF AGREEMENT. The terms of this Agreement, and the transactions contemplated hereby, that are not required to be disclosed by applicable laws or the rules and regulations of the Applicable Market and are not disclosed in accordance with the terms of SECTION 12.4, 12.5, or 16.13 shall be deemed to be Confidential Information subject to the provisions of SECTION 12.1.

         12.4 COMPELLED DISCLOSURE. Other than with respect to filings required by applicable laws or the rules and regulations of the Applicable Market (both of which shall be subject to SECTIONS 12.3 and 12.5), in the event that either party or its representatives are requested or become legally compelled (by oral questions, interrogatories, requests for information or document subpoena, civil investigative demand or similar process) to disclose any Confidential Information furnished by the other party or such other party's representatives or the fact that such Confidential Information has been made available to it, such party agrees that it or its representatives, as the case may be, will provide the other party with prompt written notice of such request(s) so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy will not be obtained, or that the other party waives compliance with the provisions of this Agreement, such party agrees that it will furnish only that portion of such Confidential Information that is legally compelled and will exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to that portion of such Confidential Information and other information being disclosed.

         12.5 SECURITIES FILINGS. The parties acknowledge that Ivivi is required to disclose the existence of this Agreement, including certain of the terms hereof, and to file this Agreement with the Securities and Exchange Commission (the "SEC") pursuant to applicable securities laws, rules and regulations. In connection with any required filings of the Agreement, Ivivi agrees to seek confidential treatment of such portions of the Agreement that Allergan reasonably requests (in addition to any portions for which Ivivi wishes to seek confidential treatment), and to provide copies to Allergan of any proposed request for confidentiality, including all amendments thereof and all correspondence relating thereto, at least five (5) business days prior to submitting such request (or amendment or correspondence) to the SEC, the Applicable Market or any similar entity or authority, as applicable, and will include and incorporate Allergan's comments to such submission to the extent reasonable. Any termination of this Agreement by Allergan for material breach by Ivivi of this SECTION 12.5 or of SECTION 16.13 shall be subject to SECTION 15.3(c) and not to SECTION 15.3(b).

         12.6 SURVIVAL. The obligations of the parties under this ARTICLE 12 and
SECTION 16.13 shall survive the expiration or earlier termination of this Agreement for a period of five (5) years.

         12.7 INDEPENDENT DEVELOPMENT; RESIDUALS. Ivivi acknowledges that Allergan may currently or in the future be developing information internally, or receiving information from other parties, that is similar to the Confidential Information. Accordingly, nothing in this Agreement will be construed as a representation or agreement that Allergan will not develop or have developed for it products, concepts, systems or techniques that are similar to or compete with the products, concepts, systems or techniques contemplated by or embodied in the Confidential Information, provided that Allergan does not violate any of its obligations under this Agreement in connection with such development. Additionally, Allergan shall be free to use the residuals resulting from access to or work with Ivivi's Confidential Information for any purpose, provided that Allergan shall not disclose Ivivi's Confidential Information except as permitted pursuant to the terms of this Agreement. The term "residuals" means information in intangible form, retained in the unaided memory (without the aid of notes or other memory aids and without any conscious attempt to memorize or refresh recollections) of persons employed or retained by Allergan who have had access to or worked with the Confidential Information, including ideas, concepts, know-how or techniques contained therein. Allergan shall not have any obligation to limit or restrict the assignment of such persons or to pay royalties for any work resulting from the use of residuals. Nothing in this SECTION 12.7 shall be construed as a license or the grant of a license to the Patents.

                                   ARTICLE 13
                      [ARTICLE 13 INTENTIONALLY LEFT BLANK]


                                   ARTICLE 14
                     INDEMNIFICATION; INSURANCE REQUIREMENTS

         14.1 IVIVI INDEMNITY. Ivivi agrees to indemnify, defend and hold harmless Allergan and its subdistributors and sublicensees (and the Affiliated Parties of any of the foregoing) (collectively, the "ALLERGAN INDEMNIFIED PARTIES") from and against any claims, losses, damages, liabilities, causes of action, suits, costs and expenses, including all reasonable attorneys' fees and disbursements of counsel and expenses of investigation, incurred by Allergan Indemnified Parties arising out of or relating to (i) any material breach by Ivivi of its representations, warranties, covenants and agreements under this Agreement, (ii) any third-party claims, actions, suits or proceedings alleging personal injury or death, or any damage to any property, caused or allegedly caused by any Product, or the failure to warn any person or entity of any defect in any Product, except to the extent resulting from the gross negligence or willful misconduct of, or material breach of this Agreement by, Allergan, (iii) allegations that the Ivivi Intellectual Property, or the use thereof, or the exercise of any rights granted to Allergan and its Affiliates under this Agreement, violates, infringes upon or misappropriates the rights of any third party, (iv) any grossly negligent or willful act or omission on the part of Ivivi, and (v) any product liability claims including, without limitation, any claim under SECTION 8.3 hereof.

         14.2 ALLERGAN INDEMNITY. Allergan agrees to indemnify, defend and hold harmless Ivivi and its Affiliated Parties from and against any claims, losses, damages, liabilities, causes of action, suits, costs and expenses, including all reasonable attorneys' fees and disbursements of counsel and expenses of investigation, incurred by Ivivi or such Affiliated Parties arising out of or relating to (i) any material breach by Allergan of its representations, warranties, covenants and agreements under this Agreement, (ii) any third-party claims, actions, suits or proceedings relating to the marketing, promotion, sale, handling or distribution by Allergan or its sublicensees of the Product but only to the extent such claims arise from a material failure of Allergan or its sublicensees to comply with the material provisions of this Agreement or gross negligence or willful misconduct in the representation of the Product, or
(iii) any third-party claims, actions, suits or proceedings relating to personal injury or death or damage to any property caused by any Allergan product or service that Allergan bundles or provides in conjunction with the Product but only if and to the extent it is finally determined by a court of competent jurisdiction that the Allergan product or service was the cause of such harm; provided that the foregoing (i) through (iii) is not based upon any claim upon which Ivivi is to indemnify Allergan under SECTION 14.1 hereof, and except to the extent resulting from the negligence or willful misconduct of, or material breach of this Agreement or any inaccuracy of any representation or warranty of or by, Ivivi.

         14.3 CLAIMS FOR INDEMNIFICATION. Whenever any indemnification claim arises under this Agreement, the party seeking indemnification (the "INDEMNIFIED PARTY") shall promptly notify the other party (the "INDEMNIFYING Party") of the claim and, when known, the facts constituting the basis of such claim; provided, however, that failure to give such notice shall not relieve the Indemnifying Party of its obligation hereunder unless and to the extent that such failure substantially prejudices the Indemnifying Party. To clarify, and without limiting any obligation hereunder, the parties agree that any and all liability of one party to the other under SECTION 14.1 and SECTION 14.2 hereof regarding any amounts paid or payable to a third party related to any claim, demand, proceeding, suit or action for which one party is obligated to indemnify the other party pursuant to ARTICLE 14 hereof are and shall be considered compensatory or direct damages (and not indirect, special, consequential, punitive, exemplary, collateral or incidental damages) and the parties do not intend that such damages are and they shall not be subject to the liability limitation set forth in SECTION 14.7 hereof.

         14.4 THIRD-PARTY CLAIMS. In the event of a third-party claim giving rise to indemnification of the Allergan Indemnified Parties hereunder, Allergan may, upon prior written notice to Ivivi, assume the defense of such claim, at Ivivi's expense; provided that Ivivi may participate in such defense at its own expense and with counsel of its choice. In all other cases and if Allergan does not elect to assume the defense, in the event of a third-party claim giving rise to indemnification hereunder, the Indemnifying Party may, upon prior written notice to the Indemnified Party, assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party, and shall thereafter be liable for all expenses incurred in connection with such defense, including attorneys' fees and expenses; provided, however, that if the Indemnifying Party assumes the defense of any such claim, the Indemnified Party may participate in such defense at its own expense and with counsel of its choice; provided further, however, that if there are one or more legal defenses available to the Indemnified Party that conflict with those available to the Indemnifying Party or there exists any other conflict of interest, the Indemnifying Party shall not have the right to assume the defense of such claim but the Indemnified Party shall have the right to employ separate counsel at the expense of the Indemnifying Party and to participate in the defense thereof. If the Indemnifying Party elects to control the defense of such claim, it shall do so diligently and shall have the right to settle any claim for monetary damages, provided such settlement includes a complete and absolute release of the Indemnified Party. Notwithstanding anything to the contrary, the Indemnifying Party may not settle any claims for fines, penalties or the like or in any way adverse to the Indemnified Party without the prior written consent of the Indemnified Party.

         14.5 THIRD-PARTY INFRINGEMENT. In the case of any infringement or violation by any third party of any rights granted to Allergan hereunder, Ivivi shall have the right, at Ivivi's expense, to exercise its rights (including, without limitation, common law and statutory rights) to cause such third party to cease such infringement and to otherwise enforce such rights. Each party shall promptly notify the other party in writing of any infringement or violation by any third party of any rights granted to Allergan hereunder of which it becomes aware. Allergan shall assist Ivivi as reasonably requested in taking any such actions against any such infringer and may join with Ivivi to recover damages and lost profits in any action, suit or proceeding commenced, or claim made, by Ivivi against such infringer. In the event that Ivivi fails to institute proceedings to terminate any third-party infringement during the ninety (90) day period following notice of any alleged infringement or violation (but in any event at least forty-five (45) days prior to any related filing deadlines), Allergan may, at its cost and expense, take such action as it deems appropriate, including without limitation, the filing and prosecution of a lawsuit against such third party. In such event, Ivivi will provide such assistance and cooperation to Allergan as may be reasonably necessary, including, without limitation, agreeing to be named a co-party or party plaintiff. Any award in such action shall be first distributed to the parties until their respective costs (including internal costs) and expenses have been recouped, and the balance shall be allocated as follows: [*].

         14.6 INFRINGEMENT DEFENSE. In the event either party receives notice of any claim that the manufacture, use or sale of a Product infringes the rights of a third party, it shall give prompt notice to the other party and shall discuss in good faith alternative strategies for addressing the matter and cooperate with each other to terminate such infringement without litigation. After such discussion, Ivivi shall have the right and obligation, at its sole cost and expense, to defend against such claim. Notwithstanding the foregoing, at its sole option, Allergan shall have the right to assume the defense, at Ivivi's expense; provided that Ivivi may participate in such defense at its own expense and with counsel of its choice. In such event, Ivivi will provide such assistance and cooperation to Allergan as may be reasonably necessary. If Allergan does not assume the defense, Allergan shall provide such assistance and cooperation to Ivivi as may be necessary to defend any such action, and Ivivi shall have the right to settle such action for monetary damages, provided such settlement includes a complete and absolute release of Allergan and, provided further, that Ivivi uses good faith when it considers any such action and takes such action as to effectuate the License and intent of this Agreement. Notwithstanding anything to the contrary, Ivivi may not settle any claims for fines, penalties or the like or in any way adverse to Allergan without the prior written consent of Allergan.

         14.7 LIMITATION ON LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, COLLATERAL OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND BASED ON ANY THEORY OF LIABILITY, ARISING OUT OF THIS AGREEMENT, AND WHETHER OR NOT THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS LIMITATION SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED FOR HEREIN. IN ADDITION, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR AN AMOUNT IN EXCESS OF [*] IN THE AGGREGATE (THE "CAP") FOR ANY AND ALL CLAIMS ARISING FROM OR RELATING TO THIS AGREEMENT. THE PARTIES AGREE, HOWEVER, THAT THE FOREGOING LIMITATIONS OF THIS SECTION 14.7 DO NOT APPLY TO ANY AMOUNTS PAID OR PAYABLE DUE TO ANY THIRD-PARTY RELATED CLAIM, DEMAND, PROCEEDING, SUIT OR ACTION FOR WHICH A PARTY IS OBLIGATED TO INDEMNIFY THE OTHER PARTY PURSUANT TO THIS ARTICLE 14, OR FOR PRODUCT RELATED CLAIMS INCLUDING WITHOUT LIMITATION THOSE UNDER SECTION 8.3 OF THIS AGREEMENT OR OTHERWISE AND ANY SUCH AMOUNTS WILL BE CONSIDERED COMPENSATORY OR DIRECT DAMAGES AND NOT INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, COLLATERAL OR INCIDENTAL DAMAGES. THE PARTIES FURTHER AGREE THAT THE CAP DOES NOT APPLY TO EITHER PARTY'S INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 14, ROYALTIES, TRANSFER PRICE, INITIAL AND MILESTONE PAYMENTS UNDER SECTION 5.6, EXTENSION FEE, CUSTOMS DUTIES, EXPORT FEES, IMPORT FEES AND FREIGHT, SHIPPING OR TRANSPORTATION CHARGES DUE AND PAYABLE TO IVIVI PURSUANT TO THIS AGREEMENT; PROVIDED HOWEVER THAT ALLERGAN SHALL HAVE A RIGHT OF SET OFF WITH RESPECT TO ALL SUCH AMOUNTS FOR ANY AMOUNTS OWING TO ALLERGAN PURSUANT TO THIS AGREEMENT. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT, UNDER NO CIRCUMSTANCE SHALL ALLERGAN'S AGGREGATE LIABILITY (OTHER THAN LIABILITY FOR ROYALTIES, TRANSFER PRICE, INITIAL AND MILESTONE PAYMENTS UNDER SECTION 5.6, EXTENSION FEE, CUSTOMS DUTIES, EXPORT FEES, IMPORT FEES AND FREIGHT, SHIPPING OR TRANSPORTATION CHARGES DUE AND PAYABLE TO IVIVI PURSUANT TO THIS AGREEMENT SUBJECT TO ALLERGAN'S RIGHT OF SET OFF SET FORTH HEREIN) EXCEED [*].

         14.8 COOPERATION AS TO INDEMNIFIED LIABILITY. Each party hereto shall cooperate fully with other parties with respect to access to books, records, or other documentation within such party's control, if deemed reasonably necessary or appropriate by any party in the defense of any claim, which may give rise to indemnification hereunder.

         14.9 INSURANCE REQUIREMENTS. To provide sufficient protection to both Ivivi and Allergan, Ivivi and Allergan will, individually, at their own cost and expense, obtain and maintain in full force and effect, during the term of this Agreement, Commercial General Liability insurance, maintained with responsible, nationally recognized carriers, written on a standard approved policy form, including Product Liability, Completed Operations and Broad Form Contractual Liability, with limits of liability of not less than [*] covering each party's duties and obligations under the Agreement and naming the other party as an additional insured; [*]. Any and all policy deductibles shall be assumed respectively by Ivivi and Allergan. Policies held respectively by Ivivi and Allergan shall be considered primary and bear no relationship to any policies held by the other. Ivivi and Allergan will each furnish each other with a certificate of insurance within thirty (30) days of the Effective Date of this Agreement evidencing that such insurance is in effect and that a minimum of thirty (30) days notice must be given to the other party prior to any cancellation or material changes to the policy. Ivivi shall also immediately furnish such a certificate of insurance upon increasing its limits of liability to not less than [*].

                                   ARTICLE 15
                              TERM AND TERMINATION

         15.1 TERM. This Agreement shall take effect as of the Effective Date and shall continue in force and effect for a period of eight (8) years from the date of the First Commercial Sale of the Product in the U.S. (the "INITIAL TERM"). Thereafter, provided that Allergan is not in material default of this Agreement at the time of the expiration of the Initial Term, the Agreement shall be automatically extended for five (5) consecutive terms of two (2) years each (each an "EXTENSION TERM") unless Allergan notifies Ivivi, at least one hundred fifty (150) days prior to the beginning of an Extension Term, of its intent not to extend the Agreement. Notwithstanding the foregoing, the Agreement shall terminate after the first Extension Term if Allergan does not pay to Ivivi an extension fee of Two Million Dollars ($2,000,000) on or before January 1, 2010 (the "EXTENSION FEE").

         15.2 TERMINATION. Notwithstanding the provisions of SECTION 15.1, this Agreement may be terminated in accordance with the following provisions:

                  (a) Either party may terminate this Agreement at any time by giving notice in writing to the other party, which notice shall be effective upon dispatch, should the other party file a petition of any type as to its bankruptcy, be declared bankrupt, become insolvent, make an assignment for the benefit of creditors, or go into liquidation or receivership.

                  (b) Either party may terminate this Agreement by giving notice in writing to the other party in the event the other party is in material breach of this Agreement and shall have failed to cure such breach within sixty (60) days of receipt of written notice thereof specifying the breach in detail from the non-breaching party, unless such breach cannot be cured within such sixty
(60)-day period, in which case the breaching party shall have undertaken a good faith effort to cure such breach within such sixty (60)-day period and diligently prosecuted such cure to prompt completion.

                  (c) During the Initial Term and during the first Extension Term, Allergan may terminate this Agreement by giving ninety (90) days notice in writing to Ivivi, which notice shall be effective upon dispatch. During any extensions of the Agreement after the Initial Term (other than during the first Extension Term), Allergan may terminate this Agreement by giving one hundred eighty (180) days notice in writing to Ivivi, which notice shall be effective upon dispatch.

                  (d) If Allergan does not pay to Ivivi the minimum royalty amount set forth on SCHEDULE D for any applicable year or meet the minimum order requirement set forth in SECTION 5.5, Ivivi will have the right to terminate this Agreement by giving notice within ninety (90) days after the failure of Allergan to meet such minimum sales or payment requirements and such termination shall be effective if Allergen fails to cure such failure within thirty (30) days of Allergan's receipt of such notice. Any termination pursuant to this section shall be effective no earlier than twelve (12) months from the date of such notice.

         15.3 RIGHTS AND OBLIGATIONS UPON TERMINATION.

                  (a) Upon any termination of this Agreement by Ivivi pursuant to SECTION 15.2(a), or pursuant to SECTION 15.2(b) where Allergan is the breaching party, Allergan shall (i) promptly deliver to Ivivi or destroy all materials, samples, documents and information relating to the Product developed or owned by Ivivi, subject to Allergan retaining a copy of such Confidential Information solely for the purposes of monitoring its performance hereunder and as may be reasonably necessary for Allergan to perform relevant post-termination activities as permitted under this Agreement and as may be required by law, (ii) immediately cease marketing, promoting or otherwise using the Product, (iii) have no further interest in the technology and information developed or owned by Ivivi with respect to the Product; and (iv) transfer and assign, at Ivivi's cost, to Ivivi or its designees all of Allergan's rights in governmental filings or approvals and other similar rights in connection with the Product (excluding any Allergan Intellectual Property) provided that Ivivi reimburses Allergan for the costs of attaining such governmental filings or approvals and similar rights. Notwithstanding (iii) above, Ivivi shall have no right and Allergan shall not be required to transfer and assign, Allergan's rights in any Intellectual Property including, without limitation, any trademarks owned by Allergan and used in connection with the Product. In addition, Allergan shall return to Ivivi or its designees all Product held by Allergan, in return for the original purchase price paid by Allergan to Ivivi for such inventory, less appropriate discounts for damaged or obsolete inventory and reasonable costs of repackaging.

                  (b) Upon the termination of this Agreement by Allergan pursuant to SECTION 15.2(a), or pursuant to SECTION 15.2(b) where Ivivi is the breaching party (other than for a Failure to Supply or for a breach of the representation in SECTION 9.1(f)) where as a result of such breach by Ivivi the benefits Allergan would otherwise enjoy under this Agreement will be substantially diminished, then: (i) upon the election of and written notice by Allergan, Ivivi shall promptly deliver to Allergan copies of any and all information, and license to Allergan such rights as are necessary for Allergan to take over Ivivi's obligations hereunder including, without limitation, all materials, samples, documents and information relating to the Product in the Field, (ii) upon the election of and written notice by Allergan, Ivivi shall promptly license to Allergan, or otherwise provide to Allergan the benefit of, any and all governmental filings or approvals and other similar rights in connection with the Product in the Field, (iii) the Escrow Deposit shall be released to Allergan, (iv) Allergan shall continue to enjoy the benefits of the License until the date the Agreement would have otherwise expired (after all applicable extensions thereof) had the Agreement not been terminated, and (v)

Allergan shall have the right to exercise the license rights granted under
SECTION 3.1(b) of this Agreement and shall pay Ivivi the Manufacturing License Compensation in accordance with and subject to the limitations set forth in
SECTION 4.3 hereof, provided, however, that the royalty rate used to calculate such Manufacturing License Compensation shall be [*], and not the royalty rate set forth in SECTION 5.4(a). In addition, the compensation to be paid pursuant to clause (v) shall not be subject to the minimum royalty required by SECTION 5.4(b). Ivivi agrees that all licenses or grants of any of the rights set forth above shall be on an exclusive basis in the Territory, as necessary to allow Allergan to enjoy the same rights and benefits it would have enjoyed during the term of this Agreement (including all applicable extensions thereof). Without limiting the grant of any rights or licenses provided above, or the exclusivity of any of the foregoing, nothing in this SECTION 15.3(b) shall abrogate or impair any of the right, title and interest of Ivivi in the Product, the Patents or the Ivivi Intellectual Property, or constitute a transfer or assignment of any rights of Ivivi in the Product, the Patents or the Ivivi Intellectual Property to Allergan except as explicitly set forth herein. At the conclusion of the term of this Agreement (including all applicable extensions thereof), Allergan shall comply with all of the obligations set forth in SECTION 15.3(c) as if the termination was pursuant to SECTION 15.3(c). The parties agree that this Agreement shall be subject to Section 365(n) of the Bankruptcy Code.

                  (c) Upon any termination or expiration of this Agreement other than pursuant to SECTION 15.2(a) or SECTION 15.2(b), (i) each party shall promptly deliver to the other party or destroy all Confidential Information of the other party, including materials, samples and documents of the other party, subject to either party retaining a copy of the other party's Confidential Information solely for any purpose contemplated by this Agreement or as may be required by law, and (ii) Allergan shall cease marketing, promoting or otherwise using the Product immediately after the resale of any inventory as provided in
SECTION 15.4(c).

         15.4 EFFECT OF TERMINATION. Except as otherwise provided in this
Agreement:

                  (a) Termination or expiration of this Agreement shall not release either party from the obligation to make payment of all amounts then or thereafter due and payable.

                  (b) The terminating party shall have the right, at its option, to cancel any or all purchase orders that provide for delivery after the effective date of termination.

                  (c) Allergan shall be permitted to resell any inventory of the Product on hand or en route or which has been ordered from Ivivi at the time of termination and the License (other than the license granted under SECTION 3.1(b)) shall continue on a non-exclusive basis until all such Units have been sold, provided Allergan continues to pay the applicable royalty on Net Sales of such Units; provided, however, that Allergan shall have no obligation to purchase or take delivery of any Product from or after the effective date of termination.

                  (d) Notwithstanding any other provision of this Agreement, in the event Allergan terminates this Agreement (i) pursuant to SECTION 15.2(b), or
(ii) because Ivivi has breached its obligations under SECTION 5.7 or (iii) in connection with a Failure to Supply, Ivivi shall refund to Allergan any payment made by Allergan to Ivivi pursuant to SECTION 5.6. In the event (x) Ivivi terminates this Agreement pursuant to SECTION 15.2(b) and (y) Allergan has been reimbursed in full for the costs of pursuing or maintaining any patents that were assigned to Allergan pursuant to SECTION 7.5, then Allergan shall assign to Ivivi the patents that it took over pursuant to such section.

                  (e) Allergan's and Ivivi's indemnification obligations pursuant to ARTICLE 14 and their respective obligations pursuant to Sections 5.4, 5.8, 5.9, 5.10, 5.11 and 7.3 and ARTICLE 8, ARTICLE 9, ARTICLE 11, ARTICLE 12, ARTICLE 15 and ARTICLE 16 shall survive termination of this Agreement. All other provisions of this Agreement shall terminate upon termination of this Agreement.

                  (f) Except as specifically set forth in this ARTICLE 15, upon termination of this Agreement for any reason, neither party shall have any further obligations pursuant to this Agreement, including any obligation of Allergan to purchase or order any minimum number of Units.

                                   ARTICLE 16
                                  MISCELLANEOUS

         16.1 RELATIONSHIP OF PARTIES. The relationship of the parties established by this Agreement is solely that of independent contractors, and nothing shall be deemed to create or imply any employer/employee, principal/agent, partner/partner or co-venturer relationship, or that the parties are participants in a common undertaking. Neither party shall have the right to direct or control the activities of the other party or incur or assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party or bind such other party to any obligation for any purpose whatsoever.

         16.2 ENTIRE AGREEMENT. This Agreement, including the exhibits and schedules attached hereto and incorporated as an integral part of this Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all previous proposals, oral or written, and all negotiations, conversations or discussions heretofore had between the parties related to this Agreement.

         16.3 NO WAIVER; AMENDMENT. No waiver of any term or condition of this Agreement shall be valid or binding on any party unless agreed to in writing by the party to be charged. The failure of either party to enforce at any time any of the provisions of the Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the validity of either party to enforce each and every such provision thereafter. This Agreement may not be amended or modified except by the written agreement of the parties. All purchase orders are subject to the terms and conditions of this Agreement, and any attempt by such purchase order to alter or modify the terms and conditions of this Agreement shall be void.

         16.4 PARTIAL INVALIDITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions shall remain, nevertheless, in full force and effect. The parties agree to renegotiate in good faith, or instruct the court to rewrite, any term held invalid and to be bound by the mutually agreed substitute provision in order to give the most approximate effect intended by the parties.

         16.5 ASSIGNMENT.

                  (a) Neither party may assign or otherwise transfer its rights and obligations under this Agreement, including upon a Change of Control (as defined below), without the prior written consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned.

                  (b) Notwithstanding the foregoing, Allergan may assign or otherwise transfer its rights and obligations under this Agreement, without the prior written consent of Ivivi, (A) to its Affiliates or affiliates (as such term is defined under federal securities laws), and (B) upon a sale of all or substantially all of the assets or equity of the business entity, division or unit, as applicable, that markets, distributes or sells the Product.

                  (c) Any attempted assignment or transfer in violation of this provision shall be null and void. All terms and conditions of this Agreement shall be binding on and inure to the benefit of the successors and permitted assigns of the parties.

                  (d) For purposes of this Section 16.5, the term "Change of Control" shall mean any sale of the equity securities of a party following which the equity holders of such party immediately prior to such sale own, directly or indirectly, less than fifty percent (50%) of the combined voting power of the outstanding voting securities of such party; provided, that the term Change in Control shall not include a transaction involving either party in a sale of equity securities for the purpose of raising capital to a group of financial investors and where management of the selling party before the financing is substantially the same as management of such party after the financing.

                  (e) Prior to or promptly after any assignment not requiring consent of the other party, the assigning party shall give the other party notice of the assignment.

         16.6 GOVERNING LAW. This Agreement shall be governed by, and interpreted and construed in accordance with the laws of the State of California, without reference to rules of conflicts or choice of laws.

         16.7 JURISDICTION AND VENUE. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of California located in the County of Orange and the United States District Court for the Southern District of California for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto (i) irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court and (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above named court, that its property is exempt or immune from attachment or execution (except as protected by applicable law), that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each of the parties hereto agrees that its, his or her submission to jurisdiction and its, his or her consent to service of process by mail is made for the express benefit of the other parties hereto. Final judgment against any party hereto in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.

         16.8 REMEDIES. The exercise of any remedies hereunder shall be cumulative and in addition to and not in limitation of any other remedies available to such party at law or in equity.

         16.9 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other and execute such instruments, documents and agreements and take such further actions to carry out the intents and purposes of this Agreement.

         16.10 COUNTERPARTS; FACSIMILE. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one instrument. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed to be an original.

         16.11 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile or telex, or by registered or certified mail (postage prepaid, return receipt requested), to the other party at the following address (or at such other address for which such party gives notice hereunder):

                 If to Allergan:        Inamed Medical Products Corporation
                                        2525 Dupont Drive
                                        Irvine, CA  92612
                                        Attn:  President
                                        Facsimile No.:  (714) 246-2470


                                        WITH A COPY TO:
                                        Allergan, Inc.
                                        2525 Dupont Drive
                                        Irvine, CA  92612
                                        Attn:  General Counsel
                                        Facsimile No.:  (714) 246-6987

                                        WITH A COPY TO:
                                        Dorsey & Whitney, LLP
                                        38 Technology Drive
                                        Irvine, CA  92618
                                        Attn:  David L. Hayes, Esq.
                                        Facsimile No.:  (949) 932-3601

                 If to Ivivi:           Ivivi Technologies, Inc.
                                        224-S Pegasus Avenue
                                        Northvale, NJ  07647
                                        Attn:  President
                                        Facsimile No.:  (201) 784-0620

                                        WITH A COPY TO:
                                        Troy & Gould P.C.
                                        1801 Century Park East, 16th floor
                                        Los Angeles, California 90067
                                        Attn: Alan B. Spatz, Esq.
                                        Facsimile No.:  (310) 789-1431

                                        WITH A COPY TO:
                                        Lowenstein Sandler PC
                                        65 Livingston Avenue
                                        Roseland, New Jersey 07068
                                        Attn:  Steven M. Skolnick, Esq.
                                        Facsimile No.:  (973) 597-2477

         16.12 CONSTRUCTION; INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any article, section, recital, exhibit, schedule and party references are to this Agreement unless otherwise stated. No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party.

         16.13 PRESS RELEASES AND ANNOUNCEMENTS. Except as provided under this
SECTION 16.13 or under SECTIONS 12.3 and 12.5, Ivivi may not issue any press release or make any public announcement concerning the transactions contemplated by this Agreement without the prior consent of Allergan (which consent shall not be unreasonably withheld, conditioned or delayed) except for (i) any releases or announcements which may be required by applicable law or the rules and regulations of the Applicable Market, in which case Ivivi will allow Allergan at least two (2) full business days to review and comment on such release or announcement in advance of such issuance or making (unless such release or announcement is required by applicable law or the rules and regulations of the Applicable Market to be made within less than four (4) business days of an event, in which case Ivivi will allow Allergan a reasonable opportunity to review and comment on such release or announcement, which shall in any event be at least twenty-four (24) hours in advance of the issuance or making of the release or announcement), and (ii) any release by Ivivi announcing its quarterly or annual financial results or any announcement in a conference call with analysts and investors following the release by Ivivi of its quarterly or annual financial results, but in each case only to the extent reasonably necessary to comply with its obligations pursuant to applicable law and the rules and regulations of the Applicable Market. Notwithstanding any other provision hereof, except as allowed in clauses (i) and (ii) above and in SECTIONS 12.3,
12.4 or 12.5, the name "Allergan" may not be used or referred to in any way by Ivivi (without the prior express written consent of Allergan, which shall not be unreasonably withheld or delayed, other than (x) in press releases announcing Ivivi's quarterly or annual financial results and in a conference call with analysts and investors following the release by Ivivi of its quarterly or annual financial results, but in each case only to the extent reasonably necessary to comply with its obligations pursuant to applicable law and the rules and regulations of the Applicable Market, or (y) to the extent already used in disclosures made pursuant to clause (i) or (ii) above or SECTIONS 12.3 or 12.5).

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first above written.

                                      INAMED MEDICAL PRODUCTS CORPORATION


                                      By: /S/ ROBERT E. GRANT
                                          -------------------
                                      Name:   ROBERT E. GRANT
                                           ------------------
                                      Title: PRESIDENT
                                             ---------

                                      IVIVI TECHNOLOGIES, INC.


                                      By: /S/ ANDRE' DIMINO
                                          -----------------
                                      Name:   ANDRE' DIMINO
                                           ----------------
                                      Title: CO-CEO AND VICE CHAIRMAN
                                             ------------------------

                                   SCHEDULE A
                                   ----------

                          PRICES AND MANUFACTURING COST

TRANSFER PRICE:
---------------
The Transfer Price for each Unit of the Product for the years indicated will be as follows:

                 YEAR                            TRANSFER PRICE
                 ----                            --------------
                 2007                            [*]
                 2008                            [*]
                 2009                            [*]
                 2010 and thereafter             [*]

Allergan will have reasonable audit rights (as more fully described in SECTION 5.9) to verify Manufacturing Cost.

                                   SCHEDULE B
                                   ----------

                                 SPECIFICATIONS


A self contained, battery-operated pulsed electromagnetic field electrotherapeutic device delivering waveforms as follows:

[*]

                                  SCHEDULE C-1
                                  ------------

                               MARKETING TERRITORY


United States of America

                                  SCHEDULE C-2
                                  ------------

                    JURISDICTIONS/COUNTRIES TO SEEK APPROVAL

[*]

                                   SCHEDULE D
                                   ----------

                                MINIMUM ROYALTIES


MINIMUM ROYALTIES
-----------------
The worldwide annual minimum royalty requirements for the periods indicated shall be as follows:

                 YEAR                  MINIMUM ROYALTY
                 ----                  ---------------
                 2007                  None
                 2008                  TBD [*]*
                 2009                  TBD [*]
                 2010 and each year
                 thereafter during
                 the term of this
                 Agreement             TBD [*]

                 * Only applicable if the Product is launched in 2006.

Minimum annual royalty requirements for the Product for the Marketing Territory, commencing 2008 if the Product is launched in 2006, or 2009 if the Product is launched in 2007, shall be mutually agreed to by the parties [*].

In the event that the parties cannot mutually agree upon the minimum annual royalty requirement for any year indicated above at least [*] before the beginning of such year, then the matter shall be settled by arbitration (which arbitration shall be binding and enforceable in any court of competent jurisdiction for the purposes of the Agreement only) as follows: (a) the parties shall jointly select one (1) independent arbitrator with expertise in medical device marketing and sales within five (5) days, (b) the parties shall cooperate in good faith in the selection of the arbitrator but, if they fail to do so within the five (5) day period, either party may request appointment of the arbitrator by AAA, (c) each party will have two (2) day(s) to present its case (presentation shall be made on a date selected by the arbitrator which shall be at least five (5) and no more than ten (10) days after selection of the arbitrator), (d) the arbitrator shall have ten (10) days from completion of such presentation to render its decision, and (e) such arbitration shall be informal and need not conform to AAA or other established procedures. Unless otherwise agreed to by the parties, arbitration shall take place in Irvine, California and arbitrator fees will be shared equally by the parties.

                                   SCHEDULE E
                                   ----------

                                     PATENTS

[*]

                                   SCHEDULE F
                                   ----------

                                   TRADEMARKS

IVIVI  serial 78407227 registration 3096530

IVIVI logo  serial 78563058

The technology of life     serial 78437477 registration 3104960

Changing how you heal     serial 78644047

Changing the way you heal     serial 78644095

Electroceutical       serial 78780940

Electroceuticals     serial 78780953

Sofpulse    serial 78563014 registration 3065661

Torino    serial 78821787